Exhibit 10.1

CENTURY ALUMINUM COMPANY
BERKELEY ALUMINUM, INC.
CENTURY ALUMINUM OF WEST VIRGINIA, INC.
CENTURY KENTUCKY, INC.
NSA, LTD.

LOAN AND SECURITY AGREEMENT
dated as of September 19, 2005
$100,000,000

BANK OF AMERICA, N.A.,
as Agent and as Lead Arranger

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Syndication Agent
JPMORGAN CHASE BANK, N.A.,
as Co-Documentation Agent
CITIBANK, N.A.,
as Co-Documentation Agent

TABLE OF CONTENTS

SECTION 1. CREDIT FACILITY		1
1.1	Loans	1
1.2	Letters of Credit	3
1.3	Facility Increase	8

SECTION 2. INTEREST, FEES AND CHARGES		9
2.1	Interest	9
2.2	Computation of Interest and Fees	10
2.3	Fee Letter	10
2.4	Letter of Credit Fees	10
2.5	Unused Line Fee	11
2.6	Audit Fees	11
2.7	Reimbursement of Expenses	12
2.8	Payment of Charges	12
2.9	No Deductions	12

SECTION 3. LOAN ADMINISTRATION		13
3.1	Manner of Borrowing Revolving Credit Loans/LIBOR Option	13
3.2	Payments	17
3.3	Mandatory and Optional Prepayments	19
3.4	Application of Payments and Collections; Business Day Convention	20
3.5	All Loans to Constitute One Obligation	21
3.6	Loan Account	21
3.7	Statements of Account	21
3.8	Increased Costs	21
3.9	Suspension of LIBOR Portions	22
3.10	Sharing of Payments, Etc.	23
3.11	Indemnity for Returned Payments	24
3.12	Nature and Extent of Each Borrower’s Liability	24
3.13	Lender’s Obligation to Mitigate; Replacement of Lenders	25

SECTION 4. TERM AND TERMINATION		26
4.1	Term of Agreement	26
4.2	Termination	26

SECTION 5. SECURITY INTERESTS		27
5.1	Security Interest in Collateral	27
5.2	Excluded Collateral	28
5.3	Lien Perfection; Further Assurances	28

SECTION 6. COLLATERAL ADMINISTRATION		28
6.1	General	28
6.2	Administration of Accounts	29
6.3	Administration of Inventory	30

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6.4	Payment of Charges	30

SECTION 7. REPRESENTATIONS AND WARRANTIES		31
7.1	General Representations and Warranties	31
7.2	Reaffirmation of Representations and Warranties	35
7.3	Survival of Representations and Warranties	35

SECTION 8. COVENANTS AND CONTINUING AGREEMENTS		35
8.1	Affirmative Covenants	35
8.2	Negative Covenants	38

SECTION 9. CONDITIONS PRECEDENT		43
9.1	Conditions Precedent to Closing and Initial Loans and Letters of Credit	43
9.2	Conditions Precedent to Each Loan and Letter of Credit	45

SECTION 10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		46
10.1	Events of Default	46
10.2	Acceleration of the Obligations	48
10.3	Other Remedies	48
10.4	Setoff and Sharing of Payments	50
10.5	Remedies Cumulative; No Waiver	50

SECTION 11. AGENT		51
11.1	Authorization and Action	51
11.2	Agent’s Reliance, Etc.	52
11.3	Bank and its Affiliates	52
11.4	Lender Credit Decision	53
11.5	Indemnification	53
11.6	Rights and Remedies to Be Exercised by Agent Only	53
11.7	Agency Provisions Relating to Collateral	53
11.8	Agent’s Right to Purchase Commitments	54
11.9	Resignation of Agent; Appointment of Successor	54
11.10	Audit and Examination Reports; Disclaimer by Lenders	55
11.11	USA Patriot Act	56

SECTION 12. MISCELLANEOUS		56
12.1	Right of Sale, Assignment, Participations	56
12.2	Amendments, etc.	58
12.3	Power of Attorney	59
12.4	Indemnity	60
12.5	Sale of Interest	61
12.6	Severability	61
12.7	Successors and Assigns	61
12.8	Cumulative Effect; Conflict of Terms	61
12.9	Execution in Counterparts	61
12.10	Notice	61
12.11	Consent	62

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12.12	Credit Inquiries	63
12.13	Time of Essence	63
12.14	Entire Agreement	63
12.15	Interpretation	63
12.16	Confidentiality	63
12.17	GOVERNING LAW; CONSENT TO JURISDICTION	63
12.18	WAIVERS BY BORROWERS	64
12.19	Advertisement	65
12.20	Reimbursement	65
12.21	Section Headings	65

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LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT is made as of this 19th day of September, 2005, by and among BANK OF AMERICA, N.A. (together with its successors and assigns, “Bank”), a national banking association, individually as a Lender, as issuer of letters of credit hereunder (in such capacity, together with any Affiliate of Bank appointed by Bank as its successor or assignee hereunder, “Letter of Credit Issuer”), and as Agent (in such capacity, together with its successors and assigns, “Agent”) for itself and any other financial institution which is or becomes a party hereto (each such financial institution, including Bank, is referred to hereinafter individually as a “Lender” and collectively as the “Lenders”), the LENDERS, and CENTURY ALUMINUM COMPANY, a Delaware corporation (“Century”), BERKELEY ALUMINUM, INC., a Delaware corporation (“Berkeley Aluminum”), CENTURY ALUMINUM OF WEST VIRGINIA, INC., a Delaware corporation (“Century West Virginia”), CENTURY KENTUCKY, INC., a Delaware corporation (“Century Kentucky”), and NSA, LTD., a Kentucky limited partnership (“NSA”, and together with Century, Berkeley Aluminum, Century West Virginia, and Century Kentucky, and each other Person that becomes a party hereto from time to time as a borrower, “Borrowers”). Capitalized terms used in this Agreement and not otherwise specifically defined herein have the meanings assigned to them in Appendix A.
SECTION 1.   CREDIT FACILITY
     Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, Lenders agree, severally and not jointly, to make a credit facility (the “Facility”) of up to the Revolving Credit Maximum Amount available upon Borrowers’ request therefor, as follows:
     1.1 Loans.
          1.1.1 Revolving Credit Loans. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, each Lender agrees, severally and not jointly, for so long as no Default or Event of Default exists, to make Revolving Credit Loans to Borrowers from time to time during the period from the Closing Date to but not including the last day of the Term, as requested by Borrower Representative in the manner set forth in subsection 3.1.1 hereof, up to a maximum principal amount at any time outstanding equal to the lesser of (i) such Lender’s Revolving Loan Commitment minus the product of such Lender’s Revolving Loan Percentage and the LC Exposure, and (ii) the product of such Lender’s Revolving Loan Percentage and an amount equal to (A) the Borrowing Base at such time minus (B) the LC Exposure at such time minus (C) the Minimum Availability Reserve minus (D) Reserves, if any. Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent may deem necessary from time to time in its Reasonable Credit Judgment in consultation with Borrower Representative based on facts or circumstances not existing on the Closing Date or existing on the Closing Date but not known to Agent on the Closing Date (such reserves, “Reserves”), including (it being understood that the following list may justify reserves but does not necessarily require them), with respect to (i) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of any Borrower’s business; (ii) sums properly chargeable against Borrowers’ Loan Account as Revolving Credit Loans under any section of this Agreement; (iii) amounts owing by any Borrower to any Person (other than a Lender pursuant to the Loan Documents) to the extent secured by a Lien on any of the Collateral; (iv) amounts owing by any Borrower in connection with Product Obligations; (v) dividends declared by a Borrower or Guarantor but not yet paid (but only to the extent the amount of such dividends exceeds the amount of Borrowers’ immediately available funds held in Dominion Accounts); and (vi) Dilution. Notwithstanding anything herein to the contrary, reserves will not duplicate (i) eligibility criteria contained in the definitions of “Eligible Accounts” and “Eligible Inventory”, and vice versa and (ii) reserves or criteria deducted in computing book value or the net amount of Eligible Accounts or Eligible Inventory. Any changes after the Closing Date by way of establishing new reserve categories or formula changes will require five Business Days’ prior notice to Borrower Representative. The Revolving Credit Loans shall be repayable as set forth in Section 3.
          1.1.2 Overadvances. Insofar as Borrower Representative may request (such request to be made in the manner set forth in subsection 3.1.1 hereof), and Agent (or other Lenders if required below) may be willing in their sole and absolute discretion to approve, Revolving Credit Loans to Borrowers at a time when the unpaid balance of Revolving Credit Loans plus the LC Exposure plus the Minimum Availability Reserve plus Reserves exceeds, or would exceed with the making of any such Revolving Credit Loan, the Borrowing Base (such Loan or Loans being herein referred to individually as an “Overadvance” and collectively, as “Overadvances”), Agent shall enter such Overadvances as debits in the Loan Account. Any Overadvance made pursuant to the terms hereof shall be made by all Lenders ratably in accordance with their respective Revolving Loan Percentages. Overadvances in the aggregate amount of $1,000,000 or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole and absolute discretion of Agent. Overadvances in an aggregate amount of more than $1,000,000 but less than $3,000,000 may, unless a Default or an Event of Default has occurred and is continuing, be made in the sole and absolute discretion of the Majority Lenders. Overadvances in an aggregate amount of $3,000,000 or more and Overadvances to be made after the occurrence and during the continuance of a Default or an Event of Default shall require the consent of all Lenders. All Overadvances shall be repaid on demand and shall bear interest as provided in this Agreement for Revolving Credit Loans generally. The foregoing notwithstanding, in no event, unless otherwise consented to by all Lenders, (w) shall any Overadvances be outstanding for more than 60 consecutive days, (x) after all outstanding Overadvances have been repaid, shall Agent or Lenders make any additional Overadvances unless 60 days or more have expired since the last date on which any Overadvances were outstanding, (y) shall Overadvances be outstanding on more than 90 days within any 180 day period, or (z) shall Agent make Revolving Credit Loans on behalf of Lenders under this subsection 1.1.2 to the extent such Revolving Credit Loans would cause a Lender’s share of the Revolving Credit Loans to exceed such Lender’s Revolving Loan Commitment minus such Lender’s Revolving Loan Percentage of the LC Exposure.

          1.1.3 Swingline Loans. In order to reduce the frequency of transfers of funds from Lenders to Agent for making Revolving Credit Loans and for so long as no Default or Event of Default has occurred and is continuing, Agent shall be permitted (but not required) to make Revolving Credit Loans to Borrowers upon request by Borrower Representative (such Revolving Credit Loans to be designated as “Swingline Loans”); provided that the aggregate amount of Swingline Loans outstanding at any time will not (i) exceed $5,000,000; (ii) when added to the principal amount of Agent’s other Revolving Credit Loans then outstanding plus Agent’s Revolving Loan Percentage of the LC Exposure, exceed Agent’s Revolving Credit Commitment; or (iii) when added to the principal amount of all other Revolving Credit Loans then outstanding plus the LC Exposure, exceed the Borrowing Base. Within the foregoing limits, Borrowers may borrow, repay and reborrow Swingline Loans. All Swingline Loans shall be treated as Revolving Credit Loans for purposes of this Agreement, except that (a) all Swingline Loans shall be Base Rate Portions and (b) notwithstanding anything herein to the contrary (other than as set forth in the next succeeding sentence), all principal and interest paid with respect to Swingline Loans shall be for the sole account of Agent in its capacity as the lender of Swingline Loans. Notwithstanding the foregoing, not more than two Business Days after (1) Lenders receive notice from Agent that a Swingline Loan has been advanced in respect of a drawing under a Letter of Credit or (2) in any other circumstance, demand is made by Agent after the occurrence and during the continuance of an Event of Default, each Lender shall irrevocably and unconditionally purchase and receive from Agent, without recourse or warranty from Agent, an undivided interest and participation in each Swingline Loan to the extent of such Lender’s Revolving Loan Percentage thereof, by paying to Agent, in same day funds, an amount equal to such Lender’s Revolving Loan Percentage of such Swingline Loan.
          1.1.4 Agent Loans. After the occurrence and during the continuance of an Event of Default, Agent may, in its sole and absolute discretion, make Revolving Credit Loans on behalf of Lenders, in an aggregate amount not to exceed $3,000,000, if Agent, in its Reasonable Credit Judgment, deems that such Revolving Credit Loans are necessary or desirable (i) to protect all or any portion of the Collateral or (ii) to enhance the likelihood, or maximize the amount of, repayment of the Loans and the other Obligations or (iii) to pay any other amount chargeable to Borrowers pursuant to this Agreement, including costs, fees and expenses as described in Section 2 (hereinafter, “Agent Loans”); provided, that in no event shall the outstanding principal amount of the Revolving Credit Loans exceed the aggregate Revolving Loan Commitments. Each Lender shall be obligated to advance its Revolving Loan Percentage of each Agent Loan. If Agent Loans are made pursuant to the preceding sentence, then (a) the Borrowing Base shall be deemed increased by the amount of such permitted Agent Loans, but only for so long as Agent allows such Agent Loans to be outstanding, and (b) all Lenders that have committed to make Revolving Credit Loans shall be bound to make, or permit to remain outstanding, such Agent Loans based upon their Revolving Loan Percentages in accordance with the terms of this Agreement.
     1.2 Letters of Credit.

          1.2.1 Agreement to Issue or Cause To Issue. Subject to the terms and conditions of this Agreement, Letter of Credit Issuer agrees to issue for the account of Borrowers one or more commercial/documentary or standby letters of credit (“Letter of Credit”).
          1.2.2 Amounts; Outside Expiration Date. Letter of Credit Issuer shall not have any obligation to issue any Letter of Credit hereunder at any time if: (i) the greater of the maximum face amount or the maximum available amount of the requested Letter of Credit is greater than the Unused Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit and all commissions, fees, and charges due from Borrowers in connection with the opening thereof would cause Availability to be exceeded at such time; or (iii)such Letter of Credit has an expiration date less than 14 days prior to the Stated Termination Date or more than 12 months from the date of issuance for standby letters of credit and 180 days for commercial/documentary letters of credit. Unless otherwise consented to by Agent, all Letters of Credits must call for sight drafts to be drawn and must be issued in US Dollars.
          1.2.3 Other Conditions. In addition to conditions precedent contained in Section 9, the obligation of Letter of Credit Issuer to issue any Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably satisfactory to Letter of Credit Issuer:
     (a) Borrower Representative shall have delivered to Letter of Credit Issuer at least three Business Days prior to the proposed date of issuance, an application in customary form and substance and reasonably satisfactory to Letter of Credit Issuer for the issuance of the Letter of Credit, and such other documents as may be required pursuant to the terms thereof; and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to Letter of Credit Issuer, it being understood that if any provision of any letter of credit application is inconsistent with any provision of this Agreement, then the provisions of this Agreement shall govern to the extent of any such inconsistency; and
     (b) as of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Letter of Credit Issuer from issuing letters of credit of the type and in the amount of the proposed Letter of Credit; and no law, rule or regulation applicable to Letter of Credit Issuer and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Letter of Credit Issuer shall prohibit, or request that Letter of Credit Issuer refrain from the issuance of letters of credit generally or the issuance of such Letters of Credit.
          1.2.4 Disbursement Procedures. Letter of Credit Issuer shall, promptly after its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Letter of Credit Issuer shall promptly notify Agent and Borrower Representative by telephone, facsimile, or e-mail of such demand for payment and whether Letter of Credit Issuer has made or will make a disbursement pursuant thereto; provided that any failure to give or delay in giving such notice will not relieve Borrowers of their obligation to reimburse Letter of Credit Issuer and Lenders with respect to any such disbursement.
          1.2.5 Payments Pursuant to Letters of Credit. Any draw under a Letter of Credit shall immediately constitute an Obligation hereunder payable on demand, and shall be deemed to constitute a request by Borrower Representative to Agent for a Borrowing of a Revolving Credit Loan that consists entirely of a Base Rate Portion in the amount of such drawing. The funding date of each such Borrowing shall be the date of the applicable drawing. Borrowers shall pay Letter of Credit Issuer the amount of all other charges and fees payable to Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which Borrowers may have at any time against Letter of Credit Issuer or any other Person.
          1.2.6 Indemnification; Assumption of Risk by Borrowers; Certain Authorizations.
     (a) Indemnification. In addition to amounts payable as elsewhere provided in this Section 1.2, Borrowers agree to protect, indemnify, pay and save Lenders, Agent and Letter of Credit Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which such Person may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit. Borrowers’ obligations under this subsection 1.2.6 shall survive payment of all other Obligations.
     (b) Assumption of Risk by Borrowers. As among Borrowers, Lenders, Agent and Letter of Credit Issuer, Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Lenders, Agent and Letter of Credit Issuer shall not be responsible for: (1) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (2) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (3) the failure of the beneficiary of any Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit; (4) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (5) errors in interpretation of technical terms; (6) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (7) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (8) any consequences arising from causes beyond the reasonable control of such Person, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (9) Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of Agent or any Lender under this subsection 1.2.6. Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of Borrowers hereunder to reimburse drawings under Letters of Credit will not be excused by any action, omission, or failure to act by any Person or any other circumstance and that, except as provided in the following proviso, no action or omission by Agent, any Lender or Letter of Credit Issuer in respect of Letters of Credit shall result in any liability of any such Person to Borrowers; provided, however, that, the foregoing shall not be construed to excuse Letter of Credit Issuer from liability to any Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages claims in respect of which are hereby waived by Borrowers to the extent permitted by applicable law) suffered by such Borrower that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from Letter of Credit Issuer’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.
     (c) Certain Authorizations. Borrowers hereby authorize and direct Letter of Credit Issuer to name any one or more of the Borrowers as the “Account Party” with respect to any Letter of Credit. Borrowers also authorize Letter of Credit Issuer to deliver to Agent all instruments, documents and other writings and Property received by Letter of Credit Issuer pursuant to such Letter of Credit, and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit or the application therefor.
     1.2.7 Participations in Letters of Credit.
     (a) Purchase of Participations. Immediately upon issuance of any Letter of Credit in accordance with subsection 1.2.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Lender’s Revolving Loan Percentage of the greater of the maximum face or the maximum available amount of such Letter of Credit.
     (b) Sharing of Reimbursement Obligation Payments. Whenever Agent receives a payment from Borrowers on account of reimbursement obligations in respect of a Letter of Credit as to which Agent has previously received payment from a Lender for the account of Letter of Credit Issuer, Agent shall promptly pay to such Lender such Lender’s Revolving Loan Percentage of such payment from Borrowers.

     (c) Documentation. Upon the request of any Lender, Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation as may reasonably be requested by such Lender.
     (d) Obligations Irrevocable. The obligations of each Lender to fund its ratable portion of Revolving Credit Loans to be made as a result of a drawing under a Letter of Credit shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:
          (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
          (ii) the existence of any claim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, Agent, Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between any Borrower or any other Person and the beneficiary named in any Letter of Credit);
          (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
          (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
          (v) the occurrence of any Default or Event of Default; or
          (vi) the failure of a Borrower to satisfy the applicable conditions precedent to the issuance thereof.
          1.2.8 Recovery or Avoidance of Payments; Refund of Payments In Error. If any payment by or on behalf of any Borrower received by Agent with respect to any Letter of Credit and distributed by Agent to Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from Agent in connection with any receivership, liquidation or bankruptcy proceeding, Lenders shall, upon demand by Agent, pay to Agent their respective Revolving Loan Percentages of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by Agent upon the amount required to be repaid by it. Unless Agent receives notice from Borrower Representative prior to the date on which any payment is due to Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          1.2.9 Indemnification by Lenders. To the extent not reimbursed by Borrowers and without limiting the obligations of Borrowers hereunder, Lenders agree to indemnify Letter of Credit Issuer ratably in accordance with their respective Revolving Loan Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Letter of Credit Issuer in any way relating to or arising out of any Letter of Credit or the transactions contemplated thereby or any action taken or omitted by Letter of Credit Issuer under any Letter of Credit or any Loan Document in connection therewith; provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse Letter of Credit Issuer promptly upon demand for its Revolving Loan Percentage of any costs or expenses payable by Borrowers to Letter of Credit Issuer, to the extent that Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.
          1.2.10 Supporting Letter of Credit; Cash Collateral. If, notwithstanding the provisions of subsection 1.2.2 and Section 4, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination, Borrowers shall deposit with Agent, for the ratable benefit of Agent and Lenders, with respect to each Letter of Credit then outstanding, either (i) a standby letter of credit in form and substance reasonably satisfactory to Agent, issued by an issuer reasonably satisfactory to Agent (a “Supporting Letter of Credit”) or (ii) cash collateral, in either case in an amount equal to 102% of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses associated with such Letter of Credit, under which Supporting Letter of Credit or cash collateral Agent shall be entitled to draw amounts necessary to reimburse Agent and Lenders for payments to be made by Agent and Lenders under such Letter of Credit and any fees and expenses associated with such Letter of Credit. Such Supporting Letter of Credit or cash collateral shall be held by Agent, for the ratable benefit of Agent and Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.
          1.3 Facility Increase. Borrower Representative may from time to time request an increase in the Revolving Credit Maximum Amount and the aggregate Revolving Loan Commitments by an aggregate amount of up to $25,000,000 (each such increase, a “Facility Increase”). Each Facility Increase shall be made on notice given by Borrower Representative to Agent no later than 12:00 noon (New York City time) 30 days prior to the date of the proposed Facility Increase. Each such notice (a “Notice of Facility Increase”) shall (i) specify the date of such proposed Facility Increase (the “Facility Increase Effective Date”), (ii) specify the aggregate amount of such proposed

Facility Increase, which shall be in an amount not less than $10,000,000 (the “Facility Increase Amount”), and (iii) certify that, at such time, no Default or Event of Default shall have occurred and be continuing (provided that by accepting a requested Facility Increase, Borrower shall be deemed to have represented to Lenders that no Default or Event of Default shall have occurred and be continuing at the time the Facility Increase becomes effective). Agent shall give each Lender prompt notice of Agent’s receipt of a Notice of Facility Increase. Agent may approach the existing Lenders to provide the Facility Increase, or, at Borrowers’ request, Agent shall invite such other financial institutions selected by Borrowers and reasonably acceptable to Agent to provide the Facility Increase and become Lenders (such existing Lenders and other financial institutions, the “Offerees”). Each Offeree shall have until 3:00 p.m. (New York City time) on the fifth Business Day preceding the Facility Increase Effective Date to commit in writing to all or a portion of the Facility Increase. If the Offerees deliver commitments with respect to such Facility Increase in an amount in excess of the Facility Increase Amount, then Agent shall allocate the Facility Increase to the Offerees committing to the Facility Increase on any basis Agent determines appropriate in consultation with Borrower Representative. On the Facility Increase Effective Date, (A) each Offeree committing to a portion of such Facility Increase shall execute an assumption agreement satisfactory to Agent pursuant to which such Offeree agrees to be bound by the terms of this Agreement as a Lender, (B) the Revolving Credit Maximum Amount and the Revolving Loan Commitments will be increased by the Facility Increase Amount in accordance with the allocations determined by Agent, and (C) each Lender, after giving effect to such Facility Increase, shall purchase or sell the Loans held by it from or to the other Lenders, as directed by Agent, such that after giving effect to such purchases and sales each Lender holds its ratable portion of the outstanding Loans. If the commitments of the Offerees in respect of such Facility Increase are less than the Facility Increase Amount, none of the Lenders shall have any obligation to commit to the uncommitted portion of such Facility Increase, and Borrower Representative may elect either to reduce the Facility Increase Amount accordingly or to terminate the request for a Facility Increase. Notwithstanding the foregoing, no Facility Increase shall be effected unless the conditions set forth in Section 9.2 are satisfied on the Facility Increase Effective Date.
SECTION 2.  INTEREST, FEES AND CHARGES
     2.1 Interest.
          2.1.1 Rates of Interest. Interest shall accrue on the principal amount of the Base Rate Portions outstanding at the end of each day at a fluctuating rate per annum equal to the Applicable Margin then in effect plus the Base Rate. Said rate of interest shall increase or decrease by an amount equal to any increase or decrease in the Base Rate, effective as of the opening of business on the day that any such change in the Base Rate occurs. If Borrower Representative exercises the LIBOR Option as provided in Section 3.1, interest shall accrue on the principal amount of the LIBOR Portions outstanding at the end of each day at a rate per annum equal to the Applicable Margin then in effect plus the LIBOR applicable to each LIBOR Portion for the corresponding Interest Period.

          2.1.2 Default Rate of Interest. At the option of the Majority Lenders, after the occurrence and during the continuance of an Event of Default, all of the Obligations shall bear interest at a rate per annum equal to 2.0% plus the interest rate otherwise applicable thereto (the “Default Rate”).
          2.1.3 Maximum Interest. In no event whatsoever shall the aggregate of all amounts deemed interest hereunder or under the Notes and charged or collected pursuant to the terms of this Agreement or pursuant to the Notes exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). If any provisions of this Agreement or the Notes are in contravention of any such law, such provisions shall be deemed amended to conform thereto. If at any time the amount of interest paid hereunder is limited by the Maximum Rate, and the rate at which interest accrues hereunder is subsequently below the Maximum Rate, the rate at which interest accrues hereunder shall remain at the Maximum Rate, until such time as the aggregate interest paid hereunder equals the amount of interest that would have been paid had the Maximum Rate not applied.
     2.2 Computation of Interest and Fees. Interest on LIBOR Portions and Letter of Credit fees shall be calculated daily and shall be computed on the actual number of days elapsed over a year of 360 days, and interest on Base Rate Portions and all other Obligations shall be calculated daily and computed on the actual number of days elapsed over a year of 365 days (or 366 days, as the case may be). For the purpose of computing interest hereunder, all items of payment received by Agent shall be deemed applied by Agent on account of the Obligations (subject to final payment of such items) on the Business Day that such funds become immediately available to Agent in an account in Agent’s name.
     2.3 Fee Letter. Borrowers shall pay to Agent certain fees and other amounts in accordance with the terms of the fee letter between Borrowers and Agent dated as of the date hereof, as amended, restated or modified from time to time (the “Fee Letter”).
     2.4 Letter of Credit Fees. Borrowers shall pay to Agent:
     (a) for standby Letters of Credit, for the ratable benefit of Lenders a per annum fee equal to (a) in the case of standby letters of credit 100% supported by cash collateral in a form acceptable to Agent, 0.75%, and (b) in the case of all other standby letters of credit, the Applicable Margin then in effect for LIBOR Portions, in each case multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fee shall be due and payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year;
     (b) for documentary Letters of Credit, for the ratable benefit of Lenders, a per annum fee equal to the Applicable Margin then in effect for LIBOR Portions minus 0.50%, multiplied by the aggregate undrawn face amount of such Letters of Credit outstanding from time to time during the term of this

Agreement, which fee shall be due and payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year;
     (c) with respect to all Letters of Credit, for the account of Letter of Credit Issuer only, a per annum fronting fee equal to 0.125% of the aggregate face amount of such Letters of Credit outstanding from time to time during the term of this Agreement, which fronting fee shall be due and payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year; and
     (d) with respect to all Letters of Credit, for the account of Letter of Credit Issuer, (A) such normal and customary issuance, processing and administration charges associated therewith and (B) such presentation, amendment, renewal and other costs and charges as are separately agreed by Borrower Representative and Letter of Credit Issuer from time to time. All such fees, costs and charges shall be due and payable within two Business Days following the issuance by Agent of a reasonably detailed invoice and request for payment thereof to Borrower Representative. The issuance charges shall be deemed fully earned by Letter of Credit Issuer upon issuance of the applicable Letter of Credit.
     2.5 Unused Line Fee. Borrowers shall pay to Agent, for the ratable benefit of Lenders, a fee (the “Unused Line Fee”) equal to the percentage per annum set forth below (the “Unused Line Fee Percentage”) multiplied by the average daily amount by which (a) the Revolving Credit Maximum Amount exceeds (b) the sum of (i) the outstanding principal balance of the Revolving Credit Loans and (ii) the LC Exposure (the excess of (a) over (b), the “Unused Line”); provided, that for purposes of allocating the Unused Line Fee among Lenders, outstanding Swingline Loans shall not be included as part of the outstanding balance of the Loans for purposes of calculating such fees owed to Lenders other than Agent. The Unused Line Fee shall be payable quarterly in arrears on January 1, April 1, July 1, and October 1 of each year.

Unused Line (as a % of Revolving	Unused Line Fee
Credit Maximum Amount)	Percentage
50% or less	0.20%
Greater than 50% but less than or equal to 75%	0.25%
Greater than 75%	0.375%
     2.6 Audit Fees. Borrowers shall pay to Agent audit fees and expenses in connection with audits (including visits to the facilities of the Borrowers) of the books and records and the amount, value, location, and types of Collateral, which audit fees and expenses shall consist of an $850 per day per field examiner charge for employees of Agent plus all reasonable and documented out-of-pocket expenses incurred by Agent in connection with such audits, whether such audits are conducted by employees of Agent or by third parties hired by Agent. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing, Borrowers’ obligation to pay for audits in any 12-month period shall be limited as follows (it being understood that Agent shall not be prohibited from conducting additional audits at its own expense): (a) so long as Availability remains greater than or equal to $35,000,000 during such 12-month period, one audit, and (b) otherwise, two audits.
     2.7 Reimbursement of Expenses. Borrowers agree to reimburse (i) Bank for all reasonable and documented out-of-pocket costs and expenses (including legal fees and expenses of Bank’s external counsel) of Bank associated with this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, including (A) the negotiation and preparation of this Agreement or any of the other Loan Documents, any amendment of or modification of this Agreement or any of the other Loan Documents, or any syndication or attempted syndication of the Obligations and (B) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby; and (ii) Agent or any Lender for reasonable and documented legal or accounting expenses or any other reasonable and documented costs or out-of-pocket expenses in connection with (A) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person) relating to the Collateral, this Agreement or any of the other Loan Documents, (B) any attempt to enforce any rights of Agent or any Lender against any Borrower or any other Person which may be obligated to Agent or any Lender by virtue of this Agreement or any of the other Loan Documents, including the Account Debtors, or (C) after the occurrence and during the continuance of an Event of Default, any attempt to inspect, verify, protect, preserve, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; provided that Borrowers shall not be responsible to Agent or any Lender for such costs and out-of-pocket expenses to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person or to the extent such costs and expenses result from a claim brought by Borrowers against Agent or any Lender for breach in bad faith of such Person’s obligations hereunder if Borrowers have obtained a final and nonappealable judgment from a court of competent judgment in Borrowers’ favor on such claim.
     2.8 Payment of Charges. All amounts properly chargeable to Borrowers under any Loan Document shall be Obligations, shall be, unless specifically otherwise provided, payable on demand, and shall bear interest from the date demand was made or such amount is due, as applicable, until paid in full at the rate applicable to the Base Rate Portion from time to time. Notwithstanding the foregoing, amounts chargeable to Borrowers under Sections 2.6 and 2.7 shall be due and payable within two Business Days following the date of issuance by Agent of a reasonably detailed invoice and request for payment thereof to Borrower Representative.
     2.9 No Deductions .
          (a) Any and all payments or reimbursements made hereunder shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto; excluding, however, the following: taxes imposed on the income of Agent or any Lender or franchise taxes imposed by the jurisdiction under the laws of which Agent or any Lender is organized or doing business or any political subdivision thereof and taxes imposed on the income of Agent or any Lender by the jurisdiction of Agent’s or such Lender’s applicable lending office or any political subdivision thereof or franchise taxes (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, “Tax Liabilities”). If any Borrower shall be required by law to deduct any such Tax Liabilities from or in respect of any sum payable hereunder to Agent or any Lender, then the sum payable hereunder shall be increased as may be necessary so that, after all required deductions are made, Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made.
          (b) A Lender or transferee of Lender shall not be entitled to any additional payments under subsection 2.9(a) before it has satisfied the requirements of subsection 12.1.3. If any Lender becomes subject to any Tax Liability and is not entitled to any additional payments under subsection 2.9(a) Borrowers shall take such steps (at such Foreign Lender’s expense) as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Tax Liability.
SECTION 3.   LOAN ADMINISTRATION
     3.1 Manner of Borrowing Revolving Credit Loans/LIBOR Option. Borrowings under the credit facility established pursuant to Section 1 hereof shall be as follows:
          3.1.1 Loan Requests. A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (a) Borrower Representative shall give Agent notice of its intention to borrow, which notice shall be irrevocable and shall specify (i) the amount of the proposed borrowing of a Revolving Credit Loan (which shall be no less than $500,000 or an integral multiple of $100,000 in excess thereof in the case of LIBOR Portions (it being understood that there shall be no minimum borrowing amount with respect to Base Rate Portions)) and (ii) the proposed borrowing date, which shall be a Business Day, no later than 1:00 pm (New York City time) on the proposed borrowing date (or in accordance with subsection 3.1.6, 3.1.7 or 3.1.8, as applicable, in the case of a request for a LIBOR Portion); provided, however, that no such request may be made after the occurrence and during the continuance of a Default or an Event of Default; and (b) the failure of Borrowers to pay on the date such payment is due (without giving effect to any grace periods prior to which such nonpayment would constitute an Event of Default) any amount required to be paid under this Agreement, or the Notes, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.
          3.1.2 Disbursement. Borrowers hereby irrevocably authorize Agent to disburse the proceeds of each Revolving Credit Loan requested or deemed to be requested pursuant to subsection 3.1.1 as follows: (i) the proceeds of each Revolving Credit Loan requested pursuant to clause (a) of subsection 3.1.1 shall be disbursed by Agent in lawful money of the United States of America in immediately available funds,

(A) in the case of any Borrowing on the Closing Date, in accordance with the terms of the written disbursement letter from Borrower Representative, and (B) in the case of each subsequent Borrowing, by wire transfer to such bank account as may be specified by Borrower Representative to Agent from time to time pursuant to a written direction, and (ii) the proceeds of each Revolving Credit Loan deemed requested pursuant to clause (b) of subsection 3.1.1 shall be disbursed by way of direct payment of the relevant Obligation. If at any time any Loan is funded by Agent or Lenders in excess of the amount requested or deemed requested by Borrower Representative, Borrowers agree to repay the excess to Agent (without interest) promptly after the earlier to occur of (a) any Borrower’s discovery of the error and (b) notice thereof to Borrower Representative from Agent or any Lender, and the failure of Borrowers to so return any such excess shall be deemed to be an irrevocable request for a Revolving Credit Loan on the date such excess was received by Borrowers in the amount of such excess.
          3.1.3 Payment by Lenders.
     (a) Agent shall give to each Lender prompt written notice by facsimile, telex or cable of the receipt by Agent from Borrower Representative of any request for a Revolving Credit Loan. Each such notice shall specify the requested date and amount of such Revolving Credit Loan, whether such Revolving Credit Loan shall be subject to the LIBOR Option, and the amount of each Lender’s advance thereunder (in accordance with its applicable Revolving Loan Percentage). Each Lender shall, not later than 1:00 p.m. (Chicago, Illinois time) on such requested date, wire to a bank designated by Agent the amount of that Lender’s Revolving Loan Percentage of the requested Revolving Credit Loan. The failure of any Lender to make the Revolving Credit Loans to be made by it shall not release any other Lender of its obligations hereunder to make its Revolving Credit Loan. Neither Agent nor any Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Loan to be made by such other Lender. The foregoing notwithstanding, Agent, in its sole discretion, may from its own funds make a Revolving Credit Loan on behalf of any Lender. In such event, the Lender on behalf of whom Agent made the Revolving Credit Loan shall reimburse Agent for the amount of such Revolving Credit Loan made on its behalf, on a weekly (or more frequent, as determined by Agent in its sole discretion) basis. On each such settlement date, Agent will pay to each Lender the net amount owing to such Lender in connection with such settlement, including amounts relating to Loans, fees, interest and other amounts payable hereunder. The entire amount of interest attributable to such Revolving Credit Loan for the period from the date on which such Revolving Credit Loan was made by Agent on such Lender’s behalf until Agent is reimbursed by such Lender, shall be paid to Agent for its own account.
     (b) If Agent makes Revolving Credit Loans available to Borrowers and any Lender fails to either make available to Agent its Revolving Loan Percentage of such Revolving Credit Loan or reimburse Agent as provided in paragraph (a) above (such Lender, a “Defaulting Lender”), Agent will notify Borrower Representative of such failure to fund and, upon demand by Agent,

Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Credit Loans comprising that particular borrowing. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. In its discretion, Agent may, in connection with disbursing the proceeds of Revolving Credit Loans made pursuant to a notice of borrowing, include in such disbursement the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to Borrowers shall bear interest at the rate applicable to Base Rate Portions and for all other purposes of this Agreement shall be treated as if they were Revolving Credit Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Revolving Loan Percentages, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its Revolving Loan Percentage of any borrowing (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee, (B) the Unused Line Fee shall accrue in favor of Lenders which have funded their respective Revolving Loan Percentages of such requested borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolving Loan Commitments calculated without regard to the Revolving Loan Commitments of the Defaulting Lender, and (C) the Unused Line Fee shall be calculated as if the Defaulting Lender’s entire Revolving Loan Commitment had been funded. This subsection 3.1.3(b) shall remain effective with respect to a Defaulting Lender until such time as such Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this subsection 3.1.3(b) shall not be construed to increase or otherwise affect the Revolving Loan Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder. Any payments by Borrower pursuant to this subsection 3.1.3(b) on account of a Defaulting Lender shall be without prejudice to any claims Borrowers may have against such Defaulting Lender.
     3.1.4 Issuance of Letters of Credit.
     (a) Request for Issuance. Borrower Representative shall notify Letter of Credit Issuer of a requested Letter of Credit at least three Business Days prior to the proposed issuance date. Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire and the beneficiary of the requested Letter of Credit. Borrower Representative shall attach to such notice the proposed form of the Letter of Credit.

     (b) Responsibilities of Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of the Letter of Credit, Agent shall determine the amount of the applicable Unused Letter of Credit Subfacility and Availability. If (i) the face amount of the requested Letter of Credit is less than the Unused Letter of Credit Subfacility and (ii) the amount of such requested Letter of Credit and the fronting fees due from Borrowers pursuant to subsection 2.4(c) in connection with the opening thereof would not exceed Availability, Agent shall so notify Letter of Credit Issuer and Letter of Credit Issuer shall issue the requested Letter of Credit on the requested issuance date so long as the other conditions hereof are met.
     (c) No Extensions or Amendment. Letter of Credit Issuer shall not be obligated to extend or amend any Letter of Credit issued pursuant hereto unless the applicable conditions of Section 1.2 are met as though a new Letter of Credit were being requested and issued.
          3.1.5 Method of Making Requests. Unless a Default or an Event of Default has occurred and is continuing, (i) telephonic or electronic requests for Revolving Credit Loans to Agent shall be permitted, (ii) Letter of Credit Issuer may, in its discretion, permit electronic transmittal of requests for Letters of Credit to it, and (iii) Agent may, in Agent’s discretion, permit electronic transmittal of instructions, authorizations, agreements or reports to Agent. Unless Borrower Representative specifically directs Agent or Letter of Credit Issuer in writing not to accept or act upon telephonic or electronic communications from any Borrower, neither Agent nor Letter of Credit Issuer shall have any liability to Borrowers for any loss or damage suffered by any Borrower as a result of Agent’s or Letter of Credit Issuer’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically or electronically and purporting to have been sent to Agent or Letter of Credit Issuer by any Borrower, and, so long as Agent and Letter of Credit Issuer act in good faith, neither Agent nor Letter of Credit Issuer shall have any duty to verify the origin of any such communication. Each telephonic request for a Revolving Credit Loan or Letter of Credit accepted by Agent (or Letter of Credit Issuer, as applicable) hereunder shall be promptly followed by a written or electronic confirmation of such request from Borrower Representative to Agent or Letter of Credit Issuer, as applicable.
          3.1.6 LIBOR Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, if Borrowers desire to obtain a LIBOR Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested borrowing date. Each LIBOR Request shall be irrevocable and binding on Borrowers. In no event shall Borrowers be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods.
          3.1.7 Conversion of Base Rate Portions. Provided that as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of

Default exists, Borrowers may, on any Business Day, convert any Base Rate Portion into a LIBOR Portion. If Borrowers desire to convert a Base Rate Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested conversion date. After giving effect to any conversion of Base Rate Portions to LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods.
          3.1.8 Continuation of LIBOR Portions. Provided that, as of both the date of the LIBOR Request and the first day of the Interest Period, no Default or Event of Default has occurred and is continuing, Borrowers may, on any Business Day, continue any LIBOR Portions into a subsequent Interest Period of the same or a different permitted duration. If Borrowers desire to continue a LIBOR Portion, Borrower Representative shall give Agent a LIBOR Request no later than 1:00 p.m. (New York City time) on the third Business Day prior to the requested continuation date. After giving effect to any continuation of LIBOR Portions, Borrowers shall not be permitted to have outstanding at any one time LIBOR Portions with more than five different Interest Periods. If Borrower Representative shall fail to give timely notice of its election to continue any LIBOR Portion or portion thereof as provided above, or if such continuation shall not be permitted, such LIBOR Portion or portion thereof, unless such LIBOR Portion shall be repaid, shall automatically be converted into a Base Rate Portion at the end of the Interest Period then in effect with respect to such LIBOR Portion.
          3.2 Payments. The Obligations shall be payable as follows:
          3.2.1 Principal. Principal on account of Revolving Credit Loans shall be payable by Borrowers to Agent for the ratable benefit of Lenders immediately upon the earliest of (i) the receipt by Agent or any Borrower of any proceeds of any of the Collateral that are required to be paid to Agent for the ratable benefit of Lenders as a mandatory prepayment pursuant to subsection 3.3.2, subject to Borrowers’ rights to reborrow such amounts in accordance with subsection 1.1.1 hereof, (ii) the receipt by Agent or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, following the delivery by Agent of a Notice of Exclusive Control in respect of a Dominion Account (for so long as Agent’s right to exclusive control resulting from the delivery of the Notice of Exclusive Control remains in effect and subject to Borrowers’ rights to reborrow such amounts in accordance with subsection 1.1.1 hereof), (iii) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated), and (iv) termination of this Agreement pursuant to Section 4 hereof; provided, however, that, if an Overadvance shall exist at any time, Borrowers shall repay the Overadvance on demand or as provided in subsection 3.3.1 hereof. Any proceeds required to be remitted to Agent pursuant to clauses (i) or (ii) of the previous sentence shall, until received by Agent, be held as Agent’s property, for its benefit and the benefit of Lenders, by each applicable Borrower as trustee of an express trust for Agent’s benefit. Notwithstanding clause (ii) above, during any period when (A) Agent is exercising exclusive control of Borrowers’ Dominion Account(s) pursuant to a Notice of

Exclusive Control and (B) no Default or Event of Default has occurred and is continuing and (C) the proceeds of Collateral theretofore received by Agent have been applied to pay the Obligations set forth in items “first” through “fifth” of subsection 3.4.2 hereof (subject to Borrowers’ rights to maintain cash in a Dominion Account to avoid prepayment of LIBOR Portions prior to the last day of an Interest Period pursuant to subsection 3.3.3 hereof), then Borrowers shall be entitled to withdraw funds from the Dominion Account(s) to pay normal operating costs of the Borrowers.
     3.2.2 Interest.
     (a) Base Rate Portion. Interest accrued on the Base Rate Portion shall be due and payable upon each of the following dates: (1) the last day of each calendar quarter (for such calendar quarter), computed through the date of payment; (2) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (3) the date of termination of this Agreement pursuant to Section 4 hereof.
     (b) LIBOR Portion. Interest accrued on each LIBOR Portion shall be due and payable upon each of the following dates: (1) each LIBOR Interest Payment Date; (2) the prepayment thereof (unless Borrowers shall have exercised their option under subsection 3.3.3 with respect to any applicable prepayment); (3) the occurrence of an Event of Default in consequence of which Agent or Majority Lenders elect to accelerate the maturity and payment of the Obligations in accordance with this Agreement (or in consequence of which the maturity and payment of the Obligations is automatically accelerated); and (4) the date of termination of this Agreement pursuant to Section 4 hereof.
          3.2.3 Costs, Fees and Charges. Costs, fees and charges payable pursuant to this Agreement shall be payable by Borrowers to Agent, for distribution to Lenders, as appropriate, or to any other Person designated by Agent in writing, as and when provided in this Agreement or any other Loan Document.
          3.2.4 Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrowers to Agent for distribution to Lenders, as appropriate, as and when provided in this Agreement or any other Loan Document or on demand, as applicable.
          3.2.5 Prepayment of/Failure to Borrow LIBOR Portions. Borrowers may prepay a LIBOR Portion only upon three Business Days’ prior written notice to Agent (which notice shall be irrevocable). In the event of (i) the payment of any principal of any LIBOR Portion other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Portion other than on the last day of the Interest Period applicable thereto, or (iii) the failure, on the date specified in any notice delivered pursuant hereto, to borrow, convert, continue or prepay any LIBOR Portion, then, in any such event, Borrowers shall compensate Lenders for the documented cost and expense attributable to such event, as determined by Agent in a manner consistent with its normal customs and practices.
     3.3 Mandatory and Optional Prepayments.
          3.3.1 Revolving Exposure in Excess of Borrowing Base. Unless an Overadvance is requested and granted with respect thereto pursuant to subsection 1.1.2, if at any time the outstanding Revolving Credit Loans plus the LC Exposure plus Reserves exceeds the Borrowing Base, Borrowers shall immediately repay the Revolving Credit Loans to the extent required to eliminate such excess; provided, however, that, if any such excess results from a discretionary reduction in the Borrowing Base by Agent pursuant to this Agreement after the Closing Date including the establishment of any reserve, then the applicable Borrowers shall not be required to repay the excess before the end of the tenth Business Day after receipt of such notice.
          3.3.2 Proceeds of Sale, Loss, Destruction or Condemnation of Collateral. If any Borrower sells, leases or otherwise disposes of or transfers any of the Collateral (other than Inventory sold in the ordinary course of business) having a value in excess of $10,000,000 or if any of the Collateral having a value in excess of $10,000,000 is lost or destroyed or taken by condemnation, Borrowers shall promptly either (a) deliver to Agent a Borrowing Base Certificate showing that after giving effect to such disposition, loss, destruction, or condemnation, Availability is greater than zero, or (b) pay to Agent for the ratable benefit of Lenders as and when received by any Borrower and as a mandatory prepayment of the Loans, such amount as is needed to cause Availability to be greater than zero from the proceeds (including insurance payments but net of costs and taxes incurred in connection with such sale or event) received by such Borrower from such disposition, loss, destruction, or condemnation. Any such prepayment shall be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall not permanently reduce the Revolving Loan Commitments.
          3.3.3 LIBOR Portions. If the application of any payment made in accordance with the provisions of Sections 3.2, 3.3 and 3.4 at a time when no Event of Default has occurred and is continuing would result in termination of a LIBOR Portion prior to the last day of the Interest Period for such LIBOR Portion, then, at Borrowers’ option, the amount of such prepayment shall not be applied to reduce the outstanding principal balance of the Revolving Credit Loans, but shall instead be deposited in a Dominion Account, and the LIBOR Portion and all of Borrowers’ obligations in connection therewith, including with respect to payment of principal thereof and interest thereon, shall continue as if no prepayment of such LIBOR Portion had been required or made.
          3.3.4 Optional Payments. Borrowers may, at their option from time to time upon not less than three Business Days’ prior written notice from Borrower Representative to Agent in the case of LIBOR Portions and not later than 10:00 a.m., New York City time on the date of payment to Agent in the case of Base Rate Portions, repay Base Rate Portions or repay/prepay LIBOR Portions; provided that the amount of any such payment in the case of LIBOR Portions is at least $500,000 (or such lesser amount as constitutes all outstanding LIBOR Portions at such time) and in integral multiples of $100,000 above $500,000. Except for charges under subsection 3.2.5 applicable to payments of LIBOR Portions, all such payments shall be without premium or penalty.
          3.3.5 Optional Reductions of Revolving Loan Commitments. Borrowers may, at their option from time to time upon not less than three Business Days’ prior written notice from Borrower Representative to Agent, terminate in whole or permanently reduce ratably in part, the unused portion of the Revolving Loan Commitments; provided, however, that each such partial reduction shall be in an amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof.
     3.4 Application of Payments and Collections; Business Day Convention.
          3.4.1 Collections. All items of payment received by Agent by 2:00 p.m., New York City time, on any Business Day shall be deemed received on that Business Day. All items of payment received after 2:00 p.m., New York City time, on any Business Day shall be deemed received on the following Business Day. If as the result of collections of Accounts as authorized by subsection 6.2.4 hereof or otherwise, a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrowers, but shall be disbursed to Borrowers or otherwise at Borrower Representative’s direction in the manner set forth in subsection 3.1.2, upon Borrower Representative’s request at any time, so long as no Default or Event of Default has occurred and is continuing. Agent may, at its option, offset such credit balance against any of the Obligations upon and during the continuance of an Event of Default.
          3.4.2 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each Lender), and fees, except as otherwise provided herein or in the Fee Letter, shall be apportioned ratably among Lenders. All payments shall be remitted to Agent and shall be applied ratably among Lenders, in accordance with the provisions of this Agreement as follows: first, to pay any fees or expense reimbursements (other than amounts related to Product Obligations) then due to Lenders from Borrowers; second, to pay interest due from Borrowers in respect of all Loans, including Swingline Loans, Overadvances, and Agent Loans; third, to pay or prepay principal of Swingline Loans and Agent Loans; fourth, to pay or prepay principal of Base Rate Portions (other than Swingline Loans and Agent Loans, but including Overadvances) and unpaid reimbursement obligations in respect of Letters of Credit; fifth, to pay principal of LIBOR Portions in the chronological order of expiration of the Interest Periods thereof; sixth, to pay as cash collateral or a Supporting Letter of Credit in an amount equal to 102% of the outstanding Letter of Credit Obligations (to the extent not supported by a Supporting Letter of Credit in such amount); seventh, to the payment of any other Obligation due to Agent or any Lender by Borrowers (other than Product Obligations); eighth, to pay amounts due to Bank or an Affiliate of Bank in respect of Product Obligations of the type described in clause (i) of the definition thereof; and ninth, to pay amounts due to Bank, any Affiliate of Bank, or any other Lender in respect of Product Obligations to the extent not covered above. After the occurrence and during the continuance of an Event of Default, as between Agent and Borrowers, Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Agent against the Obligations, in such manner as Agent may deem advisable to comply with this subsection 3.4.2, notwithstanding any entry by Agent or any Lender upon any of its books and records.
          3.4.3 Business Day Convention. Whenever any payment, report, document, or notice hereunder shall be stated to be due on a day other than a Business Day, the due date therefor shall be extended to the next Business Day, and in the case of a payment which accrues interest, interest thereon will be payable for the period of such extension; provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Portion to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
     3.5 All Loans to Constitute One Obligation. The Loans and LC Obligations shall constitute one general Obligation of Borrowers, and shall be secured by Agent’s Lien upon all of the Collateral.
     3.6 Loan Account. Agent shall enter all Loans as debits to a loan account (the “Loan Account”) and shall also record in the Loan Account all payments made by Borrowers on any Obligations and all other amounts credited to the Loan Account as provided herein, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all other charges and expenses properly chargeable to Borrowers under the Loan Documents if Borrowers have not paid the same when due.
     3.7 Statements of Account. Agent will account to Borrowers monthly with a statement of Loans, charges and payments made pursuant to this Agreement during the immediately preceding month, and such accounts rendered by Agent shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by Agent to maintain and deliver such accounts or any error therein shall not affect Borrowers’ obligation to repay the Obligations in accordance with the terms of this Agreement.
     3.8 Increased Costs. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) adopted or implemented after the date of this Agreement and having general applicability to all banks or finance companies within the jurisdiction in which any Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the date of this Agreement), or any interpretation or application thereof after the date hereof by any governmental authority charged with the interpretation or application thereof, or the compliance of such Lender therewith, shall:
     (a) (1) subject such Lender to any tax with respect to this Agreement (other than (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement, (b) any tax collected by a withholding on payments and which is neither computed by reference to the net income of the payee nor in the nature of an advance collection of a tax based on or measured by the net income of the payee and (c) any tax covered by subsection 2.9(a)) or (2) change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder or under any Loan Documents (other than in respect of (a) any tax based on or measured by net income or otherwise in the nature of a net income tax, including any franchise tax or any similar tax based on capital, net worth or comparable basis for measurement, (b) any tax collected by a withholding on payments and which is neither computed by reference to the net income of the payee nor in the nature of an advance collection of a tax based on or measured by the net income of the payee and (c) any tax covered by subsection 2.9(a));
     (b) impose, modify or hold applicable any reserve (except any reserve taken into account in the determination of the applicable LIBOR), special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, or advances or loans by, or other credit extended by, any office of such Lender which is not otherwise included in the determination of LIBOR hereunder, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
     (c) impose on such Lender any other condition affecting any Loan Document;
and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining Loans hereunder or the result of any of the foregoing is to reduce the rate of return on such Lender’s capital as a consequence of its obligations hereunder, or the result of any of the foregoing is to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Loans, then, in any such case, Borrowers shall pay such Lender, upon demand and certification not later than 60 days following receipt of notice by Borrower Representative of the imposition of such increased costs, such additional amount as will compensate such Lender for such additional cost or such reduction, as the case may be, to the extent such Lender has not otherwise been compensated, with respect to a particular Loan, for such increased cost as a result of an increase in the Base Rate or the LIBOR. An officer of the applicable Lender shall determine the amount of such additional cost or reduced amount using reasonable averaging and attribution methods and shall certify the amount of such additional cost or reduced amount to Borrowers, which certification shall include a written explanation and details of such additional cost or reduction to Borrowers and shall contain a representation and warranty on the part of the Lender to the effect that the Lender has complied with its obligations set forth in subsection 3.13.1 to eliminate or reduce such amount. Such certification shall be conclusive absent demonstrable error.
     3.9 Suspension of LIBOR Portions. If Agent or the Majority Lenders shall have determined that:

          (i) reasonable means do not exist for ascertaining the LIBOR for any Interest Period; or
          (ii) Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank market with respect to a proposed LIBOR Portion, or a proposed conversion of a Base Rate Portion into a LIBOR Portion; or
          (iii) any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof after the date hereof, shall make it unlawful for any Lender (for purposes of this clause (iii), the term “Lender” shall include the office or branch where such Lender or any corporation or bank then controlling such Lender makes or maintains any LIBOR Portions) to make or maintain its LIBOR Portions, or adverse or unusual conditions in, or changes in applicable law relating to, the London interbank market make it, in the reasonable judgment of Agent, impracticable to fund therein any of the LIBOR Portions, or make the projected LIBOR unreflective of the actual costs of funds therefor to any Lender;
then (a) Agent or such Lender shall give Borrower Representative prompt written or electronic notice of the determination of such effect, and thereupon the obligation of Agent and Lenders to make or continue affected types of LIBOR Portions or convert Base Rate Portions to affected types of LIBOR Portions hereunder shall be suspended during the pendency of such circumstances, (b) any request for an affected type of LIBOR Portion shall be made as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three Business Days prior to the date of such proposed borrowing, that the request for such borrowing shall be canceled or made as an unaffected type of LIBOR Portion, (c) any Base Rate Portion or existing LIBOR Portion which was to have been converted to an affected type of LIBOR Portion shall be continued as a Base Rate Portion unless Borrower Representative shall notify Agent, no later than 1:00 p.m. (New York City time) three Business Days prior to the proposed conversion, that the request for such conversion shall be made as an unaffected type of LIBOR Portion, and (d) Borrowers shall, promptly upon reasonable request by Agent, convert any existing affected LIBOR Portions into Base Rate Portions or unaffected types of LIBOR Portions; provided, however, that before delivering any such notice, the affected Lender agrees to use all reasonable efforts to designate a different lending office if the making of such a designation would allow such lender to continue to perform its obligations to fund, continue or maintain LIBOR Portions and would not, in the reasonable judgment of such Lender, be significantly disadvantageous to such Lender.
     3.10 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any Loan made by it in excess of its ratable share of payments on account of Loans made by all Lenders, such Lender shall forthwith purchase from each other Lender such participation in such Loan as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each other Lender; provided, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery, together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.10 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation. Notwithstanding anything to the contrary contained herein, all purchases and repayments to be made under this Section 3.10 shall be made through Agent. For the avoidance of doubt, this Section 3.10 shall not apply to payments received by a Lender from an assignee in connection with the assignment of its Loans or from a participant in connection with the sale or settlement of such participation.
     3.11 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, Agent, any Lender, Bank or any Affiliate of Bank is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by Agent or such Lender and Borrowers shall be liable to pay to Agent and Lenders, and each Borrower hereby does indemnify Agent and Lenders and hold Agent and Lenders harmless for, the amount of such payment or proceeds surrendered. The provisions of this Section 3.11 shall be and remain effective notwithstanding any contrary action which may have been taken by Agent or any Lender in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to Agent’s and Lenders’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 3.11 shall survive the termination of this Agreement.
     3.12 Nature and Extent of Each Borrower’s Liability.
          3.12.1 Joint and Several Liability. Each Borrower shall be liable for, on a joint and several basis, all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any Loans or other extensions of credit hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans or other extensions of credit on its books and records, it being acknowledged and agreed that Loans to any Borrower inure to the mutual benefit of all Borrowers and that Agent and Lenders are relying on the joint and several liability of Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest owed on, any of the Loans or other Obligations, such Borrower shall forthwith pay the same.
          3.12.2 Unconditional Nature of Liability. Each Borrower’s joint and several liability hereunder with respect to the Loans and other Obligations shall, to the fullest extent permitted by applicable law, be the unconditional liability of such Borrower irrespective of (i) the validity, enforceability, avoidance or subordination of any of the Obligations or of any other document evidencing all or any part of the Obligations, (ii) the absence of any attempt to collect any of the Obligations from any other Borrower or any Collateral or other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provision of any instrument executed by any other Borrower evidencing or securing the payment of any of the Obligations, or any other agreement now or hereafter executed by any other Borrower and delivered to Agent or any Lender, (iv) the failure by Agent to take any steps to perfect or maintain the perfected status of its security interest in or Lien upon, or to preserve its rights to, any of the Collateral or other security for the payment or performance of any of the Obligations or Agent’s release of any Collateral or of its Liens upon any Collateral, (v) Agent’s or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, for the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the release or compromise, in whole or in part, of the liability of any other Borrower for the payment of any of the Obligations, (viii) any increase in the amount of the Obligations beyond any limits imposed herein or in the amount of any interest, fees or other charges payable in connection therewith, in each case, if consented to by Borrower Representative, or any decrease in the same, (ix) the disallowance of all or any portion of Agent’s or any Lender’s claims against any other Borrower for the repayment of any of the Obligations under Section 502 of the Bankruptcy Code, or (x) any other circumstance that might constitute a legal or equitable discharge or defense of any other Borrower. After the occurrence and during the continuance of any Event of Default, Agent may proceed directly and at once, without notice to any Borrower (except as provided herein), against any or all of Borrowers to collect and recover all or any part of the Obligations, without first proceeding against any other Borrower or against any Collateral or other security for the payment or performance of any of the Obligations, and each Borrower waives any provision that might otherwise require Agent under applicable law to pursue or exhaust its remedies against any Collateral or other Borrower before pursuing another Borrower. Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
     3.13 Lender’s Obligation to Mitigate; Replacement of Lenders.
          3.13.1 Lender’s Obligation to Mitigate. If any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, then such Lender shall use all commercially reasonable efforts

(subject to applicable legal and regulatory restrictions) to mitigate or eliminate the amount of such compensation or additional amount, including by designating a different lending office for funding or booking its Loans hereunder or by assigning its rights and obligations hereunder to another of its offices, branches or Affiliates; provided that no Lender shall be required to take any action pursuant to this Section 3.13 unless, in the reasonable judgment of such Lender, such designation or assignment or other action (i) would eliminate or reduce amounts payable pursuant to Section 3.8 or 2.9, as the case may be, in the future, (ii) would not subject such Lender to any material unreimbursed cost or expense and (iii) would not otherwise be materially disadvantageous to such Lender. Borrowers shall pay all reasonable and documented costs and expenses incurred by a Lender in connection with any such designation or assignment.
          3.13.2 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.8, or if Borrowers are required to pay any additional amount to an Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.9, or (b) any Lender defaults in its obligation to fund Loans hereunder, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 12), all its interests, rights and obligations under this Agreement to an assignee that shall accept such assignment and assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) the assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed Letter of Credit disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1; and (iv) in the case of any such assignments resulting from a claim for compensation under Section 3.8 or payments required to be made pursuant to Section 2.9, such assignment will result in a material reduction in such compensation or payments. Upon compliance with the provisions for assignment provided in subsection 12.1.1 and this subsection 3.13.2, such assignee shall constitute a “Lender” hereunder and the Lender being so replaced shall no longer constitute a “Lender” hereunder. A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment cease to apply.
SECTION 4.   TERM AND TERMINATION
     4.1 Term of Agreement. This Agreement shall be in effect from and including the Closing Date, through and including the Stated Termination Date (the “Term”), unless earlier terminated as provided in Section 4.2 hereof.
     4.2 Termination.

          4.2.1 Termination by Agent or Lenders. Agent may, and at the direction of Majority Lenders shall, terminate this Agreement immediately without notice (other than any notice required by Section 10) upon the occurrence and during the continuance of an Event of Default.
          4.2.2 Termination by Borrowers. Upon at least five days’ prior written notice to Agent and Lenders, Borrower Representative may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have paid (or collateralized to Agent’s reasonable satisfaction) all of the Obligations in immediately available funds, all Letters of Credit have expired, terminated or have been collateralized in accordance with subsection 1.2.10 and Borrowers have complied with subsection 3.2.5. Any notice of termination given by Borrower Representative shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans or issue or procure any Letters of Credit on or after the termination date stated in such notice; provided, however, that any such notice of termination may state that it is conditioned upon the availability of an alternate or replacement credit facility, and that if an alternate or replacement credit facility is not obtained, such notice of termination may be revoked by Borrower Representative. Borrower Representative may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.
          4.2.3 Effect of Termination. All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Loan Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including all Obligations under subsection 3.2.5 resulting from such termination.
SECTION 5.   SECURITY INTERESTS
     5.1 Security Interest in Collateral. To secure the prompt payment and performance to the Secured Parties of the Obligations, each Borrower hereby grants to Agent, for the benefit of the Secured Parties, a continuing lien upon and security interest in all of the following assets of such Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:
(i)	Accounts;

(ii)	the Deposit Accounts listed on Schedule 5.1 hereto; and

(iii)	Inventory;

together with all books, records, writings, data bases, information, Documents, and Supporting Obligations directly relating to or evidencing, embodying, or incorporating any of the foregoing, and all Proceeds of and from any of the foregoing.
     5.2 Excluded Collateral. Collateral shall not include real property, Fixtures, Equipment, Securities of Subsidiaries, the Proceeds and products of any of the foregoing Property or any other Property not specifically designated as Collateral hereby.
     5.3 Lien Perfection; Further Assurances. Subject to the provisions of Section 6 hereof, Borrowers shall promptly execute such instruments, assignments or documents and take such other actions as are necessary or are reasonably requested by Agent to perfect or to continue the perfection of Agent’s security interest in the Collateral and to ensure priority of such security interest (subject to Permitted Liens). Each Borrower hereby authorizes Agent to file financing statements that indicate the Collateral as being of an equal or lesser scope, or with greater or lesser detail, than as set forth in Section 5.1. Each Borrower also hereby ratifies its authorization for Agent to have filed in any jurisdiction any such financing statements or amendments thereto if filed prior to the date hereof. At Agent’s reasonable request, each Borrower shall also promptly execute or cause to be executed and shall deliver to Agent any and all documents, instruments and agreements to give effect to or carry out the terms or intent of the Loan Documents.
SECTION 6.  COLLATERAL ADMINISTRATION
     6.1 General.
          6.1.1 Location of Collateral. Except as otherwise permitted below in this subsection 6.1.1, all Collateral will at all times be kept by Borrowers at one or more of the business locations set forth in Schedule 6.1.1 hereto, as updated by Borrowers by providing prompt written notice to Agent of any new location. With respect to any Inventory of Borrowers located in the United States but stored or consigned on real property not owned or leased by a Borrower, the applicable Borrower shall use commercially reasonable efforts to obtain a Bailee Certificate from the owner of such real property. Borrowers shall not be required to comply with the provisions of this subsection 6.1.1 (a) in respect of any location at which no Collateral other than Inventory having a value of less than $500,000 is kept, and (b) in respect of Inventory which is in transit.
          6.1.2 Insurance of Collateral. Borrowers shall maintain insurance (subject to customary deductibles) with financially sound and reputable insurance carriers upon their properties and assets and with respect to the business of Borrowers against such risks and in such amounts as is customary for similar businesses. Each policy of property insurance covering the Borrowers’ inventory shall name Agent as loss payee as its interest may appear and shall contain a clause requiring the insurer to give not less than 10 days’ prior written notice to Agent in the event of cancellation of the policy for nonpayment of premium and not less than 30 days’ prior written notice to Agent in the event of cancellation of the policy for any other reason and a clause reasonably satisfactory to Agent to the effect that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Borrower or any of its Subsidiaries. On the Closing Date and within 30 days after each renewal or replacement of the policies required to be carried hereby, Borrowers shall deliver to Agent an insurance certificate in form and substance reasonably satisfactory to Agent. Unless Borrowers provide Agent with the insurance certificate required by this subsection 6.1.2, in addition to the other rights and remedies Agent or Lenders may have, Agent may purchase insurance (subject to customary deductibles) at Borrowers’ expense to protect Agent’s interests in the Collateral for the benefit of the Secured Parties. Agent shall cancel such insurance promptly following receipt of satisfactory evidence that Borrowers have obtained insurance as required by this Agreement.
          6.1.3 Protection of Collateral. Neither Agent nor any Lender shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Agent’s or any Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other person whomsoever, but, as among Borrowers, Agent and Lenders, the same shall be at Borrowers’ sole risk.
     6.2 Administration of Accounts.
          6.2.1 Records, Schedules and Assignments of Accounts. Borrowers shall keep accurate and complete records of their Accounts and all payments and collections thereon.
          6.2.2 Account Verification. After the occurrence and during the continuance of a Default or an Event of Default, any of Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Agent, any designee of Agent or any Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, electronic communication or otherwise. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          6.2.3 Maintenance of Dominion Account. Borrowers shall maintain the Deposit Accounts listed on Schedule 5.1 as Dominion Accounts pursuant to Blocked Account Agreements. Each Blocked Account Agreement shall provide that the applicable bank shall comply with instructions originated by Agent directing disposition of the funds in the applicable Dominion Account or Accounts without further consent by the applicable Borrower, and that, following receipt by it of a notice of exclusive control (a “Notice of Exclusive Control”) from Agent, (a) such bank shall not permit any funds or other assets to be transferred or withdrawn by any Borrower from such Dominion Account or Accounts, (b) such bank shall only comply with the instructions of Agent and no longer comply with instructions of any Borrower in respect of such Dominion Account or Accounts, and (c) such bank shall transfer all payments or other remittances received in the Dominion Account or Accounts to Agent’s account for application on account of the Obligations as provided in subsection 3.2.1 and Section 3.4. Agent agrees that (x) it shall not deliver a Notice of Exclusive Control unless (i) a Default or Event of

Default has occurred and is continuing at the time or (ii) Availability falls below $15,000,000, and (y) it shall provide Borrower Representative with prompt notice of its delivery of a Notice of Exclusive Control, which notice shall include a statement specifying with particularity the basis for delivery thereof (i.e., either that a Default or Event of Default has occurred and is continuing and the nature of the Default or Event of Default or that Availability has fallen below $15,000,000); provided that the failure of Agent to deliver such notice to Borrowers shall not in any manner affect the validity and enforceability of any Notice of Exclusive Control; and provided, further that Agent’s exclusive control shall be rescinded at such time as (A) Availability is equal to or greater than $15,000,000 (determined using the most recent Borrowing Base Certificate delivered by Borrower Representative, either at the time required by subsection 8.1.4 hereof or voluntarily at any time for this purpose) and (B) no Default or Event of Default shall have occurred and be continuing, in each case for a period of 30 consecutive days. Agent assumes no responsibility for such blocked account arrangements, including any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder.
          6.2.4 Collection of Accounts, Proceeds of Collateral. Each Borrower agrees that all invoices rendered on and after the Closing Date and other requests made by any Borrower on or after the Closing Day for payment in respect of Accounts shall contain a written statement directing payment in respect of such Accounts to be paid to a lockbox or blocked account established pursuant to subsection 6.2.3. If a Borrower receives remittances on account of Accounts other than by direct payment to a Dominion Account, such Borrower shall cause such remittances to be deposited in a Dominion Account as soon as practicable. Agent retains the right at all times after the occurrence and during the continuance of an Event of Default to notify Account Debtors that Borrowers’ Accounts have been assigned to Agent and to collect Borrowers’ Accounts directly in its own name, or in the name of Agent’s agent, and to charge the collection costs and expenses, including attorneys’ fees, to Borrowers.
          6.2.5 Taxes. If an Account includes a charge for any tax payable to any Governmental Authority, Agent is authorized, in its sole discretion, after the occurrence and during the continuance of an Event of Default, to pay the amount thereof to the proper Governmental Authority for the account of the applicable Borrower and to charge Borrowers therefor, except for taxes that (i) are being actively contested in good faith and by appropriate proceedings and with respect to which Borrowers maintain reasonable reserves on its books therefor and (ii) would not reasonably be expected to result in any Lien other than a Permitted Lien. In no event shall Agent or any Lender be liable for any taxes to any Governmental Authority that may be due by any Borrower.
     6.3 Administration of Inventory. Borrowers shall keep records of their Inventory which records shall be complete and accurate in all material respects, and shall conduct a physical inventory no less frequently than annually.
     6.4 Payment of Charges. All amounts properly chargeable to Borrowers under this Section 6 shall be Obligations, shall be payable on demand and shall bear interest from the date such advance was made until paid in full at the rate applicable to Base Rate Portions from time to time.
SECTION 7.   REPRESENTATIONS AND WARRANTIES
     7.1 General Representations and Warranties. To induce Agent and each Lender to enter into this Agreement and to make advances hereunder, Borrowers represent and warrant to Agent and each Lender, on a joint and several basis, that:
          7.1.1 Organization, Existence and Qualification. Each Loan Party is a corporation, general partnership, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Loan Party is duly qualified and is authorized to do business and is in good standing as a foreign limited liability company, limited partnership or corporation, as applicable, in all states and jurisdictions in which the failure of such Loan Party to be so qualified would reasonably be expected to have a Material Adverse Effect.
          7.1.2 Power and Authority; No Conflict. Each Loan Party has all requisite power and authority to conduct its business as currently conducted and own its Property and is duly authorized and empowered to enter into, execute, deliver and perform each of the Loan Documents to which it is a party. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other relevant action and do not and will not: (i) contravene, violate or result in a breach of or default under (a) any Loan Party’s charter, articles or certificate of incorporation, certificate of formation, bylaws, limited liability company or partnership agreement, or other organizational documents (as the case may be), (b) any provision of any law, rule, regulation, order of any Governmental Authority, writ, judgment, injunction, decree, determination or award in effect having applicability to such Loan Party, the violation of which would reasonably be expected to have a Material Adverse Effect, or (c) any indenture or loan or credit agreement or any other agreement, lease or instrument binding on a Loan Party or its Properties, the breach of or default under which would reasonably be expected to have a Material Adverse Effect; or (ii) result in, or require, the creation or imposition of any Lien (other than Permitted Liens) upon or with respect to any of the Collateral now owned or hereafter acquired by such Loan Party.
          7.1.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when executed and delivered will be, a legal, valid and binding obligation of each Loan Party party hereto or thereto, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, or fraudulent transfer laws, or other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          7.1.4 Organizational Structure. Schedule 7.1.4 hereto contains, as of the date of this Agreement, a true and complete organizational structure chart of the Loan Parties and their respective Subsidiaries, which organizational structure chart includes the exact legal name of each Loan Party and each of its Subsidiaries and the percentage of Voting Stock owned by each owner of Voting Stock of each such entity (other than Century).
          7.1.5 Names; Organization. Except as set forth on Schedule 7.1.5, none of Borrowers has within the five years immediately preceding the Closing Date (a) used any legal, fictitious or trade names, or (b) been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person. Each of each Borrower’s state(s) of incorporation or organization, Type of Organization and Organizational I.D. Number is set forth on Schedule 7.1.5.
          7.1.6 Business Locations; Inventory. Each of each Borrower’s chief executive office, location of books and records and other places of business are as listed on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1. Except as shown on Schedule 6.1.1 hereto, as updated from time to time by Borrowers in accordance with the provisions of subsection 6.1.1, no Inventory with a value in excess of $500,000 is stored with a bailee, distributor, warehouseman or similar party, nor is any Inventory consigned to any Person.
          7.1.7 Title to Properties; Priority of Liens. Each Borrower has good title to all of the Collateral owned by it from time to time free and clear of all Liens except Permitted Liens. The provisions of this Agreement and the other Loan Documents create valid Liens on the Collateral in favor of Agent, for the ratable benefit of the Secured Parties, and upon the filing of the financing statements and the consummation of the other actions listed on Schedule 7.1.7 hereto, such Liens on the Collateral shall be perfected Liens having priority over all other Liens on the Collateral other than Permitted Liens having priority by operation of law.
          7.1.8 Financial Statements; Absence of Material Adverse Change; Fiscal Year. Borrowers have delivered to Agent the (a) audited financial statements of Century and its Subsidiaries as of December 31, 2004, on a Consolidated basis prepared in accordance with GAAP, (b) unaudited interim financial statements of Century and its Subsidiaries as of June 30, 2005, on a Consolidated basis prepared in accordance with GAAP, and (c) unaudited interim financial statements of Borrowers and Guarantors as of June 30, 2005, on a consolidating basis. All such financial statements present fairly in all material respects the financial positions of such Persons at such dates and the results of such Persons’ operations for such periods. As of the date of this Agreement, since June 30, 2005, there has been no material adverse change in the financial position of Century and its Subsidiaries, taken as a whole. The fiscal year of each Borrower and Guarantor ends on December 31 of each year.
          7.1.9 Full Disclosure. Neither the Loan Documents nor the financial statements made or delivered by any Loan Party to Agent or any Lender on or prior to the date of this Agreement contain any untrue statement of a material fact or omit a material fact necessary to make such statements or information not misleading in light of the circumstances under which such statements were made.
          7.1.10 Solvency. Each Loan Party is, and, after giving effect to the initial Loans and any other Loans made hereunder and the initial Letters of Credit and any other Letters of Credit to be issued hereunder and all related transactions, will be, Solvent.
          7.1.11 Taxes. Each Borrower (a) has filed all federal, state and local tax returns and other reports relating to taxes it is required by law to file and except for any such filing the failure of which to file would not reasonably be expected to have a Material Adverse Effect, and (b) has paid, or made provision for the payment of, all taxes, assessments, fees, levies and other governmental charges upon it, its income and Properties, except for any such payment or provision the failure of which to pay or make would not reasonably be expected to have a Material Adverse Effect.
          7.1.12 Intellectual Property Relating to Inventory. Each Borrower owns, possesses or licenses or has the right to use all Intellectual Property necessary in such Borrower’s reasonable judgment for the production, processing, use, and sale or other disposition of its Inventory (its “Inventory IP”) without any known infringement upon the intellectual property rights of others, except for any such infringement that as would not reasonably be expected to have a Material Adverse Effect.
          7.1.13 Governmental Consents. Each Loan Party has, and is in good standing with respect to, all governmental consents, approvals, licenses, authorizations, permits, certificates, inspections and franchises necessary to continue to conduct its business as heretofore or proposed to be conducted by it and to own or lease and operate its Properties as now owned or leased by it, except where any failure to so possess, have, or maintain any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
          7.1.14 Compliance with Laws. Each Loan Party has duly complied, and its Properties, business operations and leaseholds are in compliance with, the provisions of all federal, state and local laws, rules and regulations applicable to such Borrower, its Properties or the conduct of its business, except for any such non-compliance that would not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of noncompliance with any applicable laws issued by any Governmental Authority to any Loan Party under any such law, rule or regulation, except for any such citations, notices or orders in respect of noncompliance the failure to comply with which would not reasonably be expected to have a Material Adverse Effect.
          7.1.15 Restrictive Agreements. No Loan Party is a party to or subject to any Restrictive Agreements.
          7.1.16 Litigation. Except as set forth on Schedule 7.1.16 hereto or in Century’s form 10-K or any form 10-Q filed with the SEC on or after January 1, 2005 and before the Closing Date, there are no actions, suits, proceedings or investigations pending, or to the knowledge of any Borrower, threatened, against or directly affecting any Loan Party, or the business, operations, Properties, prospects, profits or condition of any Loan Party, which, individually or in the aggregate would reasonably be expected to be adversely determined, and, if adversely determined, would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default with respect to any order, writ, injunction, judgment, decree or rule of any Governmental Authority, which default, individually or in the aggregate, if not cured, would reasonably be expected to have a Material Adverse Effect.
          7.1.17 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
          7.1.18 No Defaults. As of the Closing Date, no event has occurred and no condition exists which would, upon or after the execution and delivery of the Loan Documents or any Loan Party’s performance hereunder, constitute a Default or an Event of Default.
          7.1.19 Related Businesses. As of the Closing Date, Borrowers are primarily engaged in the business of producing value-added and standard-grade primary aluminum products, bauxite mining, and alumina refining and businesses and activities related thereto.
          7.1.20 Margin Regulations. No Loan Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
          7.1.21 Regulated Entities. No Borrower, nor any Subsidiary of any Borrower, is an “investment company” within the meaning of the Investment Company Act of 1940. No Borrower or Subsidiary of any Borrower is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act.
          7.1.22 Anti-Terrorism Laws.
     (a) General. None of the Loan Parties, any of their Subsidiaries or, to its knowledge, any of their Affiliates, is in violation of any Anti-Terrorism Law or to its knowledge engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any Anti-Terrorism Law.
     (b) Executive Order No. 13224. None of the Loan Parties, their Subsidiaries or, to its knowledge, any of their Affiliates, is any of the following (each a “Blocked Person”):

          (i) a Person controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;
          (ii) a Person with which any Lender is expressly prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iii) a Person that committed “terrorism” as defined in Executive Order No. 13224; or
          (iv) a Person that is named as a “specially designed national” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
None of the Loan Parties, their Subsidiaries or, to its knowledge, any of their Affiliates, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or to its knowledge for the benefit of any Blocked Person or (ii) deals in, or otherwise engages in any transaction involving any property or interests in property expressly blocked pursuant to Executive Order No. 13224.
     7.2 Reaffirmation of Representations and Warranties. Borrowers acknowledge that each Loan request made or deemed made hereunder shall constitute Borrowers’ reaffirmation, as of the date of each such Loan request, of the truth and correctness in all material respects of each representation and warranty made or furnished to Agent or any Lender by or on behalf of any Loan Party in each of the Loan Documents (except to the extent any such representation or warranty expressly relates to an earlier date, in which case such reaffirmation shall be of the truth and correctness in all material respects of such representation or warranty as of such earlier date).
     7.3 Survival of Representations and Warranties. All representations and warranties of Borrowers contained in this Agreement or any of the other Loan Documents shall survive the execution, delivery and acceptance thereof by Agent and each Lender and the parties thereto and the closing of the transactions described therein or related thereto.
SECTION 8.   COVENANTS AND CONTINUING AGREEMENTS
   8.1 Affirmative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), Borrowers jointly and severally covenant that they shall, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:
          8.1.1 Visits and Inspections. Subject to the limitations set forth in Section 2.6 and Section 6 permit representatives of Agent, and during the continuance of any Default or Event of Default any Lender, from time to time, as often as may be reasonably requested, but only during normal business hours and without undue interruption of normal business activities, to visit and inspect the facilities of each Borrower, inspect and make extracts from its books and records, and discuss with its officers, each Borrower’s business, assets, liabilities, financial condition and results of operations. Agent, if no Default or Event of Default then exists, shall give Borrowers reasonable prior notice of any such inspection.
          8.1.2 Notices. Promptly, and in any event within three Business Days after a Responsible Officer of any Borrower obtains knowledge thereof, notify Agent in writing of the occurrence of (i) any Default or Event of Default, and (ii) any development that has had, or would reasonably be expected to have, a Material Adverse Effect.
          8.1.3 Records and Books; Financial Statements. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with customary accounting practices reflecting its financial transactions; and cause to be prepared and furnished to Agent, the following:
     (a) not later than 90 days after the close of each fiscal year of Borrowers, (A) unqualified (except for a qualification for a change in accounting principles with which the accountant concurs) audited financial statements of Century and its Subsidiaries as of the end of such year, on a Consolidated basis, certified by Deloitte & Touche or another firm of independent certified public accountants of recognized standing selected by Borrowers and reasonably acceptable to Agent (which financial statements (1) shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP, and (2) shall not contain any paragraph of emphasis or explanatory note calling in to question the ability of Century to continue as a going concern) and (B) unaudited financial statements of Borrowers and Guarantors for the fourth quarter of such fiscal year, on a consolidating basis (it being understood that the Hawesville Entities shall be presented as a single consolidating entity) certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such fiscal quarter, subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;
     (b) not later than 45 days after the end of Borrowers’ first three fiscal quarters, unaudited interim financial statements (A) of Century and its Subsidiaries, on a Consolidated basis (which financial statements shall be prepared in accordance with GAAP, applied on a consistent basis, unless Borrowers’ certified public accountants concur in any change therein and such change is disclosed to Agent and is consistent with GAAP), and (B) of Borrowers and Guarantors, on a consolidating basis (it being understood that the Hawesville Entities shall be presented as a single consolidated entity), in each case as of the end of such fiscal quarter and for the portion of the fiscal year then elapsed, and in each case certified by a Financial Officer of Century as fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such fiscal quarter and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;
     (c) from and after such time as average Availability is below $50,000,000 for any period of 15 consecutive days, and until such time thereafter as average Availability is at least $50,000,000 for any period of 30 consecutive days, not later than 30 days after the end of each month, including the last month of Borrowers’ fiscal year, unaudited interim financial statements of Century and its Subsidiaries as of the end of such month on a Consolidated basis, certified by a Financial Officer of Century and fairly presenting in all material respects the financial position and results of operations of Century and its applicable Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;
     (d) promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports of a financial nature which Borrower Representative has made available to its Securities holders generally and copies of any regular, periodic and material special reports or registration statements which Borrower Representative or any of its Subsidiaries files with the SEC or any Governmental Authority which may be substituted therefor or any national securities exchange; and
     (e) promptly after request, such other data and information (financial and otherwise) as Agent or a Lender may reasonably request from time to time, bearing upon or related to the Collateral or Borrowers’ financial condition or results of operations.
          Information required to be furnished pursuant to subsections 8.1.3(a), (b) and (d) above shall be deemed to have been delivered on the date on which Century provides notice to Agent that such information has been posted on Century’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by Lenders without charge; provided that (A) such notice may be included in a certificate delivered pursuant to subsection 8.1.3(b), and (B) Borrowers shall deliver paper copies of the information referred to in subsections 8.1.3(a), (b) and (d) to Agent if Agent requests delivery thereof.
          Concurrently with furnishing the financial statements described in subsections 8.1.3(a) and (b), or more frequently if reasonably requested by Agent, Borrowers shall cause to be prepared and furnished to Agent a Compliance Certificate.
          8.1.4 Borrowing Base Certificates. (a) On or before the 15th day of each fiscal quarter of Borrowers, and (b) from and after such time as average Availability is below $50,000,000 for any period of 15 consecutive days, and until such time thereafter as average Availability is at least $50,000,000 for any period of 30 consecutive days, but without duplication, on or before the 15th day of each month, Borrower Representative shall deliver to Agent a Borrowing Base Certificate as of the last day of the immediately preceding fiscal quarter (or month, in the case of Borrowing Base Certificates delivered under clause (b) above). If Borrowers deem it advisable, Borrowers may execute and deliver to Agent Borrowing Base Certificates more frequently than as required pursuant to this subsection 8.1.4.
          8.1.5 Projections. No later than 60 days following the first day of each fiscal year of Century, deliver to Agent Projections for Century and its Subsidiaries, on a Consolidated basis, and for Borrowers and Guarantors, on a Consolidated basis, covering such fiscal year on a month-by-month basis.
          8.1.6 Taxes and Other Obligations. (a) File when due all tax returns and other reports which any of them are required to file and the failure of which to file would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; (b) pay, or provide for the payment when due of, all taxes, fees, assessments and other governmental charges against it or upon its property, income and franchises, the failure of which to pay would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (c) pay when due all Indebtedness owed by it and all claims of materialmen, mechanics, carriers, warehousemen, landlords, processors and other like Persons, and all other indebtedness owed by it and perform and discharge in a timely manner all other obligations undertaken by it, in each case the failure of which to pay, perform, or discharge would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          8.1.7 Legal Existence and Good Standing. Maintain their respective legal existences and qualifications and good standing in all jurisdictions in which the failure to maintain such existence and qualification or good standing would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
          8.1.8 Compliance with Law. Comply with all Requirements of Law of any Governmental Authority having jurisdiction over them or their businesses except where the failure to comply with such Requirements of Law would not reasonably be expected to have a Material Adverse Effect.
          8.1.9 Maintenance of Property and Licenses. (a) Maintain all of their Property material to the conduct of their businesses in good operating condition and repair, ordinary wear and tear excepted, and (b) obtain and maintain in effect at all times all franchises, governmental authorizations, Intellectual Property rights, licenses, and permits, in each case which are necessary for them to own their Property or conduct their business, except where the failure to obtain and/or maintain any of the foregoing would not be reasonably expected to have a Material Adverse Effect.
     8.2 Negative Covenants. During the Term, and thereafter for so long as there are any Obligations outstanding (other than contingent indemnity and expense reimbursement obligations for which no claim has been made), Borrowers covenant that they shall not, unless otherwise consented to by Majority Lenders in writing in accordance with subsection 12.2.1:

          8.2.1 Mergers; Consolidations; Acquisitions; Structural Changes. Merge or consolidate with any Person; nor change their states of incorporation or organization, Types of Organization or Organizational I.D. Numbers; nor change their legal names; nor acquire all or any substantial part of the Properties of any Person, except for:
          (i) subject to compliance with subsection 8.2.8, mergers of any Person into a Borrower where the Borrower is the surviving entity;
          (ii) acquisitions of assets consisting of fixed assets or real Property that constitute Capital Expenditures permitted under subsection 8.2.6;
          (iii) acquisitions of all or any substantial part of the Securities or assets of any Person to the extent permitted under subsection 8.2.8; and
          (iv) changes in legal name, state of incorporation or organization, Type of Organization or Organizational I.D. made after 30 days’ prior written notice to Agent.
          8.2.2 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, except:
          (i) Obligations owing to Agent or any Lender under this Agreement or any of the other Loan Documents;
          (ii) Indebtedness existing on the date of this Agreement and listed on Schedule 8.2.2;
          (iii) Permitted Purchase Money Indebtedness and Capital Lease Obligations (to the extent permitted by the definition of Permitted Purchase Money Indebtedness);
          (iv) contingent liabilities arising out of endorsements of checks and other negotiable instruments for deposit or collection in the ordinary course of business;
          (v) Guaranties of any Indebtedness permitted hereunder;
          (vi) Indebtedness in respect of intercompany loans permitted under subsection 8.2.8;
          (vii) Indebtedness consisting of the deferred purchase price for power or insurance premiums pursuant to any provision in a power contract or insurance policy (or related agreement) that permits payment of a portion thereof to be deferred;

          (viii) Indebtedness incurred to repurchase stock to the extent permitted by subsection 8.2.5;
          (ix) Derivative Obligations entered into for bona fide hedging purposes and not for speculative purposes;
          (x) Indebtedness to the extent not included in clauses (i) through (x) above, which is specified as “Permitted Debt” under Section 4.06 of the Indenture as in effect on the date of this Agreement; and
          (xi) renewals, extensions, and refinancings of Indebtedness permitted by this subsection 8.2.2; provided that any such renewal, extension, or refinancing is in an aggregate principal amount not greater than the principal amount of, and is on terms no less favorable taken as a whole to Borrower obligated thereunder, including as to weighted average maturity and final maturity, than the Indebtedness being renewed, extended, or refinanced.
     Borrowers shall cause any agreements in respect of indebtedness secured by any Borrower’s real property to contain provisions permitting Agent to access the premises in connection with the exercise of its remedies upon default (such provisions to be consistent with similar provisions contained in Section 5.02(a)(v) of the Deed of Trust).
          8.2.3 Affiliate Transactions. Enter into, or be a party to, or permit any Guarantor to enter into or be a party to, any transaction with any Affiliate of Borrower, including any agreement or arrangement for payment of management, consulting or similar fees, except if such transaction would be permitted to be entered into by Century or its “Restricted Subsidiaries” pursuant to Section 4.14 of the Indenture as in effect on the date of this Agreement.
          8.2.4 Limitation on Liens. Create or suffer to exist any Lien upon any of the Collateral, except (each of the following, a “Permitted Lien”):
          (i) Liens at any time granted in favor of Agent for the benefit of the Secured Parties;
          (ii) Liens for taxes, assessments or governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA) which are not yet due, or which are being contested in good faith and by appropriate proceedings, and for which the applicable Borrower maintains reasonable reserves on its books;
          (iii) Liens arising in the ordinary course of the business of any Borrower by operation of law or regulation (including liens of carriers, warehousemen, mechanics, materialmen and other like Liens), (A) securing obligations that are not overdue by more than 30 days or which are being contested in good faith by appropriate proceedings and for which the affected Borrower maintains reasonable reserves on its books and (B) which Liens do not, in the aggregate, materially detract from the value of the Collateral of such

Borrower or materially impair the use thereof in the operation of the business of such Borrower;
          (iv) Liens existing on the date of this Agreement and identified on Schedule 8.2.4;
          (v) Liens, claims, demands and arrangements under the Mt. Holly Owners Agreement, so long as such Liens, claims, demands and arrangements (A) do not relate to the Accounts, and (B) to the extent they relate to Inventory of Borrowers, such Liens, claims, demands and arrangements are subject to a Bailee Certificate between Agent and Alumax of South Carolina, Inc.;
          (vi) Liens incurred or deposits made in the ordinary course of business in connection with (A) workers’ compensation, social security, unemployment insurance, pension and other like laws or (B) contracts, leases, statutory obligations, work in progress advances, bids, tenders, indemnity or performance bonds and other similar obligations incurred in the ordinary course of business and which are not incurred in connection with the borrowing of money or the payment of the deferred purchase price of Property;
          (vii) judgment Liens that do not give rise to an Event of Default under subsection 10.1.13; and
          (viii) such other Liens as Majority Lenders may hereafter approve in writing.
          8.2.5 Distributions. Declare or make, or permit any Guarantor to declare or make, any Distributions, except for:
          (i) Distributions by any Person to a Borrower;
          (ii) Distributions paid solely in Securities of the Borrower or Guarantor making the Distribution;
          (iii) Distributions by Century which would be permitted to be made by Century pursuant to Sections 4.07(b)(vi) and 4.07(b)(x) of the Indenture as in effect on the date of this Agreement;
          (iv) Distributions not included in paragraphs (i) through (iii) above; provided that, (i) no Default or Event of Default has occurred and is continuing and (ii) the total of (A) Availability, plus (B) immediately available funds in bank accounts of the Borrowers and readily marketable investments of the Borrowers of the type described in clauses (v) through (viii) of the definition of the term “Restricted Investments”, minus (C) the amount of the proposed Distribution, shall (x) have averaged at least $25,000,000 over the immediately preceding 30 days (determined using the Borrowing Base Certificate most recently delivered by Borrowers pursuant to subsection 8.1.4), and (y) be at least $25,000,000 immediately following the proposed Distribution. For purposes of calculating the average Availability over the preceding 30 days on a pro forma basis, (A) (1) net cash proceeds from equity financing, Indebtedness, or the sale of assets other than Collateral permitted to be raised hereunder and raised not more than 30 days prior to the date of the proposed Distribution and either immediately applied to the proposed Distribution or (without duplication) held in one or more bank accounts of the Borrowers or invested in readily marketable investments of the type described in clauses (v) through (viii) of the definition of the term “Restricted Investments” and (2) the amount of the proposed Distribution shall each be deemed to have been raised and distributed, as the case may be, on the first day of such 30-day period, and (B) all other immediately available funds and readily marketable investments of the type described in clauses (v) through (viii) of the definition of the term “Restricted Investments” shall be included in the foregoing calculation based on whether or not actually existing in the Borrowers’ bank accounts or investment accounts on each date with respect to which the calculation is made; and
          (v) the payment of Distributions within 60 days after the date of declaration thereof, provided that the declaration thereof was permitted under this subsection 8.2.5.
          8.2.6 Capital Expenditures. Make Capital Expenditures (including by way of capitalized leases) which, in the aggregate as to all Loan Parties, exceed $30,000,000 during any fiscal year of Borrowers; provided, that the forgoing restriction shall only be effective from and after such time as Availability is below $25,000,000, and until such time thereafter as Availability is at least $25,000,000.
          8.2.7 Disposition of Collateral. Sell, lease or otherwise dispose of any of the Collateral to or in favor of any Person, except for:
          (i) sales of Inventory in the ordinary course of business;
          (ii) dispositions of Inventory that is damaged, obsolete, uneconomic, off-specification, or no longer used or useful so long as Borrowers comply with subsection 3.3.2 in connection with such disposition;
          (iii) transfers solely among Borrowers; and
          (iv) other dispositions expressly authorized by this Agreement.
          8.2.8 Restricted Investment. Make or have, or permit any Guarantor to make or have, any Restricted Investment.
          8.2.9 Organizational Documents. Agree to, or suffer to occur, any amendment, supplement or addition to its charter, articles or certificate of incorporation, certificate of formation, partnership agreement, bylaws, limited liability agreement, operating agreement or other organizational documents (as the case may be), that would reasonably be expected to have a Material Adverse Effect.

          8.2.10 Fiscal Year End. Change its fiscal year end.
          8.2.11 Business Conducted. Engage, directly or indirectly, in any line of business other than the businesses in which Borrowers are engaged on the Closing Date and Related Businesses.
          8.2.12 Restrictive Agreements. Enter into any Restrictive Agreements.
          8.2.13 Use of Proceeds. Use any portion of the Loan proceeds, directly or indirectly, for any purpose other than (i) the satisfaction of existing Indebtedness of Borrowers, (ii) to issue standby or commercial letters of credit, (iii) to finance permitted Capital Expenditures, (iv) to finance ongoing working capital needs, and (v) for other general corporate purposes, including any purpose expressly permitted by this Agreement. Without limitation of the foregoing provision, Borrowers shall not use any portion of the Loan proceeds, directly or indirectly, (w) to purchase or carry Margin Stock, (x) to repay or otherwise refinance indebtedness of any Borrowers or others incurred to purchase or carry Margin Stock, (y) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (z) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
SECTION 9.   CONDITIONS PRECEDENT
     9.1 Conditions Precedent to Closing and Initial Loans and Letters of Credit. Notwithstanding any other provision of this Agreement or any of the other Loan Documents, and without affecting in any manner the rights of Agent or any Lender under the other sections of this Agreement, no Lender shall be required to make any Loan, nor shall Agent be required to issue or procure any Letter of Credit unless and until each of the following conditions has been and continues to be satisfied on the Closing Date:
          9.1.1 Documentation. Agent shall have received a duly executed copy of this Agreement and the other Loan Documents.
          9.1.2 No Default. No Default or Event of Default shall have occurred and be continuing.
          9.1.3 Other Conditions. Each of the other conditions precedent required by the Loan Documents to have been satisfied on or prior to the Closing Date shall have been satisfied.
          9.1.4 Availability. Agent shall have determined that as of the Closing Date and immediately after giving effect to any Loans to be made and Letters of Credit to be issued on the Closing Date, and the payment by Borrowers of all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $50,000,000.
          9.1.5 No Litigation. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court,

governmental agency or legislative body to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.
          9.1.6 Material Adverse Effect. As of the Closing Date, since June 30, 2005, no event or condition exists which has resulted in or would be reasonably likely to result in a Material Adverse Effect.
          9.1.7 Closing Fees. On or prior to the Closing Date, (i) Agent shall have received, for its account or the account of Lenders, as applicable, payment in full by Borrowers of the fees required to be paid to Agent or Lenders under or in connection with this Agreement on the Closing Date (including the fees due on the Closing Date pursuant to the Fee Letter), and (ii) Agent shall have received evidence satisfactory to Agent that the reasonable and documented fees and expenses of Agent’s counsel incurred or accrued through the Closing Date have been paid by Borrowers provided, that Agent shall have delivered the documentation of such fees and expenses to Borrower Representative not later than two Business Days prior to the Closing Date.
          9.1.8 Other . On or prior to the Closing Date, Agent shall have received each of the following in form and substance reasonably satisfactory to it (and duly executed by each of the parties thereto, to the extent applicable):
          (i) One or more Blocked Account Agreements with respect to the Deposit Accounts listed on Schedule 5.1;
          (ii) Guaranty Agreement executed by each of the Guarantors in favor of Agent;
          (iii) Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to (a) Certificate of Incorporation (or equivalent organizational document), (b) Bylaws (or equivalent organizational documents), and (c) resolutions approving the transactions contemplated hereby;
          (iv) Certificate of a Secretary or other appropriate officer of Borrowers and Guarantors certifying as to the incumbency of each of the officers of Borrowers and Guarantors executing the Loan Documents;
          (v) Certificate of a Vice President or other appropriate officer of Borrowers and Guarantors certifying as to representations and warranties, no Default, Solvency, and other matters;
          (vi) Certificate of a Vice President or other appropriate officer of Borrowers and Guarantors certifying as to matters relating to the USA Patriot Act;
          (vii) Good standing certificates for each of the Borrowers and Guarantors from the Secretary of State of its respective jurisdiction of organization;

          (viii) UCC terminations as shall be necessary to evidence the release of all Collateral except in connection with Permitted Liens;
          (ix) UCC financing statements covering the Collateral and naming each of the Borrowers as debtor, in due form for filing with the Secretary of State of the jurisdiction of organization of such Borrower;
          (x) Evidence of all insurance coverage required by the Loan Documents;
          (xi) Completed initial Borrowing Base Certificate indicating that immediately after Lenders have made the initial Loans and after Agent has issued or procured the initial Letters of Credit contemplated hereby, and Borrowers have paid (or, if accrued, treated as paid), all closing costs incurred in connection with the transactions contemplated hereby, Availability shall not be less than $50,000,000;
          (xii) Fee Letter;
          (xiii) Payoff letter terminating and releasing the Liens created under the Borrowers’ existing credit facility;
          (xiv) Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP, special New York counsel to the Borrowers and the Guarantors; and
          (xv) Opinion of Bowles Rice McDavid Graff & Love LLP, special Kentucky counsel to NSA.
     9.2 Conditions Precedent to Each Loan and Letter of Credit. The obligation of each Lender on any date (including the Closing Date) to make any Loan and of Letter of Credit Issuer on any date (including the Closing Date) to issue any Letter of Credit is subject to the satisfaction of each of the following conditions precedent:
          9.2.1 Representations and Warranties; No Default. Both before and after giving effect thereto and, in the case of any Loan, to the application of the proceeds thereof:
      (a) the representations and warranties set forth in each of the Loan Documents shall be true and correct in all material respects on and as of the Closing Date and on and as of such date with the same effect as though made on and as of such date (except to the extent such representations and warranties by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct, in all material respects, as of such earlier date); and
      (b) No Default or Event of Default shall exist.

          9.2.2 Borrowing Base Certificate. Borrowers shall have delivered the Borrowing Base Certificate most recently required to have been delivered by them pursuant to subsection 8.1.4 and Borrowers shall have, in the Reasonable Credit Judgment of Agent, sufficient Availability pursuant thereto for the making of the proposed Loan or the issuance of the proposed Letter of Credit.
SECTION 10.   EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
     10.1 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:
          10.1.1 Nonpayment of Obligations. Borrowers shall fail to pay (i) any principal of any Loan or any LC Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise), or (ii) any interest on the Obligations or any other Obligations (other than principal of Loans or LC Obligations) within three Business Days of when the same shall become due and payable (whether due at stated maturity, on demand, upon acceleration or otherwise).
          10.1.2 Misrepresentations. Any representation or warranty made or furnished to Agent or any Lender by or on behalf of any Borrower or any Guarantor in any of the Loan Documents proves to have been false or misleading in any material respect when made, deemed made, furnished or reaffirmed pursuant to Section 7.2 hereof, and, if the circumstances giving rise to such false or misleading representation or warranty are susceptible of being cured in all material respects, such false or misleading representation or warranty shall not be cured in all material respects for five days after the earlier to occur of (i) the date on which a Responsible Officer of Borrower Representative shall obtain knowledge thereof, or (ii) the date on which written notice thereof shall have been given to Borrowers by Agent.
          10.1.3 Breach of Specific Covenants. Any Borrower shall fail or neglect to perform, keep or observe any covenant contained in Section or subsection 5.3, 6.1.1 (first sentence), 6.1.2 (first two sentences), 6.2.3, 6.2.4, 8.1.1, 8.1.2, 8.1.7, 8.1.9, or 8.2 hereof on the date that Borrowers are required to perform, keep or observe such covenant or shall fail or neglect to perform, keep or observe any covenant contained in subsection 8.1.3, 8.1.4, or 8.1.5 hereof within five days following the date on which Borrowers are required to perform, keep or observe such covenant.
          10.1.4 Breach of Other Covenants. Borrowers shall fail or neglect to perform, keep or observe any covenant contained in this Agreement (other than a covenant which is addressed specifically elsewhere in this Section 10.1) and the breach of such other covenant is not cured within 30 days after the earlier to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.
          10.1.5 Default Under Other Loan Documents. Any default or event of default shall occur under, or any Loan Party shall default in the performance or observance of any term, covenant, condition or agreement (other than payment of any of the Obligations) contained in, any of the Loan Documents (other than this Agreement) and such default or event of default shall continue beyond any applicable grace period, or, if no grace period is specified, within 30 days after the sooner to occur of any Borrower’s receipt of notice of such breach from Agent or the date on which such failure or neglect first becomes known to any Responsible Officer of Borrower Representative.
          10.1.6 Other Defaults. There shall occur any default or event of default on the part of any Loan Party under any agreement, document or instrument to which such Loan Party is a party or by which such Loan Party or any of its Property is bound, evidencing or relating to any Indebtedness (other than the Obligations) with an outstanding principal balance in excess of $10,000,000, if (i) the default or event of default results from the failure to pay such Indebtedness at maturity thereof or (ii) the payment or maturity of such Indebtedness is or could be accelerated as a result of such default or event of default.
          10.1.7 Insolvency and Related Proceedings. Any Loan Party shall suffer the appointment of a receiver, trustee, custodian or similar fiduciary, or shall make an assignment for the benefit of creditors, or any petition for an order for relief shall be filed by or against any Loan Party under U.S. federal bankruptcy laws or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing (and any such petition for relief filed against a Loan Party shall not be dismissed within 60 days after the filing or commencement thereof), or any Loan Party shall make (or shall call or attend a meeting for the purpose of making) any offer of settlement, extension or composition to their respective unsecured creditors generally or shall take any corporate action in furtherance thereof.
          10.1.8 Business Disruption; Condemnation. (a) There shall occur a cessation of a substantial part of the business of any Loan Party, and such cessation would reasonably be expected to have a Material Adverse Effect, (b) any Loan Party shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any substantial part of its business affairs, and such action would reasonably be expected to have a Material Adverse Effect, (c) any substantial portion of the Collateral shall be taken through condemnation, and such taking would reasonably be expected to have a Material Adverse Effect, or (d) the value of such Collateral shall be impaired through condemnation, and such impairment would reasonably be expected to have a Material Adverse Effect.
          10.1.9 Change of Ownership. (a) any person (other than Glencore) or group of persons (within the meaning of the Exchange Act) shall own or control, beneficially or of record in excess of 50% of the issued and outstanding Securities and Voting Stock of Century or (b) Century shall cease to own and control, beneficially and of record (directly or indirectly), 100% of the issued and outstanding Securities and Voting Stock of each other Borrower and each Guarantor.

          10.1.10 ERISA. An ERISA Event shall occur which when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to have a Material Adverse Effect.
          10.1.11 Challenge to Agreement. Any Loan Party shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Agent pursuant to the Loan Documents; provided that no Default or Event of Default shall occur under this subsection 10.1.11 solely as a result of any good faith dispute by a Loan Party as to the amount of any sum purported to be due under any Loan Document.
          10.1.12 Repudiation of or Default Under Guaranty Agreement. Any Guarantor shall revoke or attempt to revoke the Guaranty Agreement executed by such Guarantor, or shall repudiate such Guarantor’s liability thereunder or shall be in default under the terms thereof in any material respect.
          10.1.13 Judgments. Any money judgment, writ of attachment or similar processes (collectively, “Judgments”) are issued or rendered against any Loan Party or any of the Collateral (i) in the case of money judgments, in an amount of $5,000,000 or more for all such judgments, attachments or processes in the aggregate, in each case in excess of (A) any applicable insurance with respect to which the insurer has admitted liability and (B) any reserves maintained for such purpose, and (ii) in the case of non-monetary Judgments, such Judgment or Judgments (in the aggregate) would reasonably be expected to have a Material Adverse Effect, in each of the cases described in clauses (i) and (ii) above, which Judgment is not paid, stayed, released, discharged or bonded pending appeal within 40 days.
     10.2 Acceleration of the Obligations. Upon or at any time after the occurrence and during the continuance of an Event of Default, (i) the Revolving Loan Commitments shall, at the option of Agent or Majority Lenders, be terminated and/or (ii) Agent or Majority Lenders may declare all or any portion of the Obligations at once due and payable without presentment, demand protest or further notice by Agent or any Lender, and Borrowers shall forthwith pay to Agent the full amount of such Obligations; provided, that upon the occurrence of an Event of Default specified in subsection 10.1.7 hereof, the Revolving Loan Commitments shall automatically be terminated and all of the Obligations shall become automatically due and payable, in each case without declaration, notice or demand by Agent or any Lender.
     10.3 Other Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent shall have and may exercise from time to time the following other rights and remedies:
          10.3.1 All of the rights and remedies of a secured party under the UCC or under other applicable law, and all other legal and equitable rights to which Agent or Lenders may be entitled, all of which rights and remedies shall be cumulative and shall be in addition to any other rights or remedies contained in this Agreement or any of the other Loan Documents, and none of which shall be exclusive.
          10.3.2 The right to take immediate possession of the Collateral, and to (i) require each Borrower to assemble the Collateral, at Borrowers’ expense, and make it available to Agent at a place designated by Agent which is reasonably convenient to both parties, and (ii) enter any premises where any of the Collateral shall be located and to keep and store the Collateral on said premises until sold (and if said premises be the Property of any Borrower or any Subsidiary of any Borrower, Borrowers agree not to charge, or permit any of its Subsidiaries to charge, Agent for storage thereof).
          10.3.3 The right to sell or otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale or sales, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Agent, in its sole discretion, may deem advisable. Agent may, at Agent’s option, disclaim any and all warranties regarding the Collateral in connection with any such sale. Borrowers agree that 10 days’ written notice to Borrowers or any of their Subsidiaries of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such locations as Agent may designate in said notice. Agent shall have the right to conduct such sales on any Borrower’s or any of its Subsidiaries’ premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law. Agent shall have the right to sell, lease or otherwise dispose of the Collateral, or any part thereof, for cash, credit or any combination thereof, and Agent, on behalf of Secured Parties, may purchase all or any part of the Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The proceeds realized from the sale of any Collateral may be applied, after allowing two Business Days for collection, first, to the costs, expenses and attorneys’ fees incurred by Agent in collecting the Obligations, in enforcing the rights of Agent and Lenders under the Loan Documents and in collecting, retaking, completing, protecting, removing, storing, advertising for sale, selling and delivering any Collateral; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, each Borrower shall remain jointly and severally liable to Agent and Lenders therefor.
          10.3.4 Agent is hereby granted a non-exclusive license to use, after the occurrence and during the continuance of an Event of Default, without charge, each Borrower’s labels, patents, copyrights, licenses, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, for and only to the extent necessary to complete (in respect of raw materials and work-in-process inventory), advertise for sale and sell any Collateral as permitted under the Loan Documents.
          10.3.5 Agent may, at its option, require Borrowers to deposit cash collateral or a Supporting Letter of Credit in accordance with subsection 1.2.10 hereof and, if Borrowers fail to promptly make such deposit or post such Supporting Letter of Credit, Agent may advance such amount as a Revolving Credit Loan (whether or not an

Overadvance is created thereby). Each such Revolving Credit Loan shall be secured by all of the Collateral and shall constitute a Base Rate Portion. Any such deposit or advance shall be held by Agent as a reserve to fund future payments on future drawings against Letters of Credit. At such time as all Letters of Credit have been drawn upon or expired, any amounts remaining in such reserve shall be applied against any outstanding Obligations, or, if all Obligations have been indefeasibly paid in full, returned to Borrowers.
     10.4 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, after the occurrence and during the continuance of any Event of Default, each Lender and each wholly-owned Subsidiary of any Lender is hereby authorized by Borrowers at any time or from time to time, with prior written consent of Agent and with reasonably prompt subsequent notice to Borrowers (any prior or contemporaneous notice to Borrowers being hereby expressly waived) to set off and to appropriate and to apply any and all (i) balances held by such Lender or wholly-owned Subsidiary at any of its offices for the account of any Borrower or any of its Subsidiaries (regardless of whether such balances are then due to a Borrower or its Subsidiaries), and (ii) other Property at any time held or owing by such Lender or wholly-owned Subsidiary to or for the credit or for the account of any Borrower or any of its Subsidiaries, against and on account of any of the Obligations. Any Lender exercising a right to set off (or whose wholly-owned Subsidiary has exercised a right of set off) shall, to the extent the amount of any such set off exceeds its Revolving Loan Percentage of the amount set off, purchase for cash (and the other Lenders shall sell) interests in each such other Lender’s pro rata share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender in accordance with their respective Revolving Loan Percentages. Each Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such excess to Agent for the benefit of all Lenders in accordance with the Revolving Loan Percentages.
     10.5 Remedies Cumulative; No Waiver. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement and the other Loan Documents, or in any document referred to herein or contained in any agreement supplementary hereto or in any schedule or in any Guaranty Agreement given to Agent or any Lender or contained in any other agreement between any Lender and Borrowers or between Agent and Borrowers heretofore, concurrently, or hereafter entered into, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers herein contained. The failure or delay of Agent or any Lender to require strict performance by Borrowers of any provision of this Agreement or to exercise or enforce any rights, Liens, powers, or remedies hereunder or under any of the aforesaid agreements or other documents or security or Collateral shall not operate as a waiver of such performance, Liens, rights, powers and remedies, but all such requirements, Liens, rights, powers, and remedies shall continue in full force and effect until all Loans and other Obligations owing or to become owing from Borrowers to Agent and each Lender have been fully satisfied. None of the undertakings, agreements, warranties, covenants and representations of Borrowers contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by Borrowers under this Agreement or any other Loan Documents shall be deemed to have been suspended or waived by Lenders, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and signed by a duly authorized representative of Agent and directed to Borrowers.
SECTION 11.   AGENT
     11.1 Authorization and Action. Each Lender hereby appoints Bank as “Agent” under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers under this Agreement and the other Loan Documents as are expressly delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. In performing its functions and duties under this Agreement, Agent shall act solely on behalf of the Secured Parties and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for, any Borrower. The provisions of this Section 11 are solely for the benefit of Agent and Lenders, and Borrowers shall have no rights as third party beneficiaries of any provisions of this Section 11. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of Lenders if so required hereunder, and such instructions shall be binding upon all Lenders; provided that Agent shall be fully justified in failing or refusing to take any action which exposes Agent to any liability or which is contrary to this Agreement, the other Loan Documents or applicable law, unless Agent is indemnified to its satisfaction by the other Lenders against any and all liability and expense which it may incur by reason of taking or continuing to take any such action. If Agent seeks the consent or approval of the Majority Lenders (or a greater or lesser number of Lenders as required in this Agreement), with respect to any action hereunder, Agent shall send notice thereof to each Lender and shall notify each Lender at any time that the Majority Lenders (or such greater or lesser number of Lenders) have instructed Agent to act or refrain from acting pursuant hereto.

     11.2 Agent’s Reliance, Etc. Neither Agent, any Affiliate of Agent, nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Agent: (i) may treat each Lender party hereto as the holder of Obligations until Agent receives written notice of the assignment or transfer or such lender’s portion of the Obligations signed by such Lender and in form reasonably satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranties or representations to any Lender and shall not be responsible to any Lender for any recitals, statements, warranties or representations made in or in connection with this Agreement or any other Loan Documents; (iv) shall not have any duty beyond Agent’s customary practices in respect of loans in which Agent is the only lender, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers, to inspect the Property (including the books and records) of Borrowers, to monitor the financial condition of Borrowers or to ascertain the existence or possible existence or continuance of any Default or Event of Default; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (vi) shall not be liable to any Lender for any action taken, or inaction, by Agent upon the instructions of Majority Lenders pursuant to Section 11.1 hereof or refraining to take any action pending such instructions; (vii) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 3 hereof; (viii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone, facsimile, telegram, cable or electronic mail) believed in good faith by it to be genuine and signed or sent by the proper party or parties; and (ix) may assume that no Event of Default has occurred and is continuing, unless Agent has actual knowledge of the Event of Default, has received notice from Borrowers or Borrowers’ independent certified public accountants stating the nature of the Event of Default, or has received notice from a Lender stating the nature of the Event of Default and that such Lender considers the Event of Default to have occurred and to be continuing. If any apportionment or distribution described in clause (vii) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.
     11.3 Bank and its Affiliates. With respect to its commitment hereunder to make Loans, Bank shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the terms “Lender,” “Lenders” or “Majority Lenders” shall, unless otherwise expressly indicated, include Bank in its individual capacity as a Lender. Bank and its Affiliates may lend money to, and generally engage in any kind of business with,

Borrowers, and any Person who may do business with or own Securities of any Borrower, all as if Bank were not Agent and without any duty to account therefor to any other Lender.
     11.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to herein and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Agent shall not have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit or other similar information regarding Borrowers.
     11.5 Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Borrowers), in accordance with their respective Aggregate Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Agent under this Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share, as set forth above, of any out-of-pocket expenses (including attorneys’ fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Borrowers. The obligations of Lenders under this Section 11.5 shall survive the payment in full of all Obligations and the termination of this Agreement. If after payment and distribution of any amount by Agent to Lenders, any Lender or any other Person, including Borrowers, any creditor of any Borrower, a liquidator, administrator or trustee in bankruptcy, recovers from Agent any amount found to have been wrongfully paid to Agent or disbursed by Agent to Lenders, then Lenders, in accordance with their respective Aggregate Percentages, shall reimburse Agent for all such amounts.
     11.6 Rights and Remedies to Be Exercised by Agent Only. Each Lender agrees that, except as set forth in Section 10.4, no Lender shall have any right individually (i) to realize upon the security created by this Agreement or any other Loan Document, (ii) to enforce any provision of this Agreement or any other Loan Document, or (iii) to make demand under this Agreement or any other Loan Document.
     11.7 Agency Provisions Relating to Collateral. Each Lender authorizes and ratifies Agent’s entry into this Agreement and the Security Documents for the benefit of

Lenders. Each Lender agrees that any action taken by Agent with respect to the Collateral in accordance with the provisions of this Agreement or the Security Documents, and the exercise by Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders. Agent is hereby authorized on behalf of all Secured Parties, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected Agent’s Liens upon the Collateral, for the benefit of the other Secured Parties. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (i) upon termination of the Agreement and payment and satisfaction of all Obligations; or (ii) constituting Property in which no Borrower owned any interest at the time the Lien was granted or at any time thereafter; or (iii) in connection with any foreclosure sale or other disposition of Collateral after the occurrence and during the continuance of an Event of Default; or (iv) if approved, authorized or ratified in writing by Agent at the direction of all Lenders. Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant hereto. Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent herein or pursuant to the Security Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of its rights, authorities and powers granted or available to Agent in this Section 11.7 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, but consistent with the provisions of this Agreement, including given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any Lender.
     11.8 Agent’s Right to Purchase Commitments. Agent shall have the right, but shall not be obligated, at any time upon written notice to any Lender and with the consent of such Lender, which may be granted or withheld in such Lender’s sole discretion, to purchase for Agent’s own account all of such Lender’s interests in this Agreement, the other Loan Documents and the Obligations, for the face amount of the outstanding Obligations owed to such Lender, including all accrued and unpaid interest and fees.
     11.9 Resignation of Agent; Appointment of Successor. Agent may resign as Agent by giving not less than 60 days’ prior written notice to Lenders and Borrowers. If Agent shall resign under this Agreement, then, (i) subject to the consent of Borrowers (which consent shall not be unreasonably withheld and which consent shall not be required during any period in which a Default or an Event of Default exists), Majority Lenders shall appoint from among the Lenders a successor agent for Lenders or (ii) if a successor agent shall not be so appointed and approved within the 60 day period following Agent’s notice to Lenders and Borrowers of its resignation, then Agent shall appoint a successor agent (subject to the consent of Borrowers as set forth in clause (i)

above) who shall serve as Agent until such time as Majority Lenders appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties of Agent and the term “Agent” shall mean such successor effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement. After the resignation of any Agent hereunder, the provisions of this Section 11 shall inure to the benefit of such former Agent and such former Agent shall not by reason of such resignation be deemed to be released from liability for any actions taken or not taken by it while it was an Agent under this Agreement.
     11.10 Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
     (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of Agent;
     (b) expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;
     (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel;
     (d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner, in accordance with the provisions of Section 12.16; and
     (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorneys’ fees and expenses) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

     11.11 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.
SECTION 12.   MISCELLANEOUS
     12.1 Right of Sale, Assignment, Participations. Borrowers hereby consent to any Lender’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including such Lender’s rights, title, interests, remedies, powers and duties hereunder or thereunder subject to the terms and conditions set forth below:
          12.1.1 Sales, Assignments. Each Lender hereby agrees that, with respect to any sale or assignment (i) no such sale or assignment shall be for an amount of less than $5,000,000 (unless it is an assignment of all of a Lender’s interest), (ii) each such sale or assignment shall be made on terms and conditions which are customary in the industry at the time of the transaction, (iii) Agent, Letter of Credit Issuer and, in the absence of a Default or Event of Default, Borrowers, must consent, such consent not to be unreasonably withheld, to each such assignment to a Person that is not a Lender or an Affiliate of a Lender having substantially similar credit quality as such Lender, (iv) the assigning Lender shall pay to Agent a processing and recordation fee of $3,500 and any out-of-pocket attorneys’ fees and expenses incurred by Agent in connection with any such sale or assignment and (v) Agent, the assigning Lender and the assignee Lender shall each have executed and delivered an Assignment and Acceptance Agreement. After such sale or assignment has been consummated (x) the assignee Lender thereupon shall become a “Lender” for all purposes of this Agreement and (y) the assigning Lender shall have no further liability for funding the portion of Revolving Loan Commitments assumed by such other Lender.
          12.1.2 Participations. Any Lender may grant participations in its extensions of credit hereunder to any other Lender or other lending institution (a “Participant”); provided that (i) no such participation shall be for an amount of less than $5,000,000, (ii) no Participant shall thereby acquire any direct rights under this Agreement, (iii) no Participant shall be granted any right to consent to any amendment, except to the extent any of the same pertain to (1) reducing the aggregate principal amount of, or interest rate on, or fees applicable to, any Loan in which such Participant participates or (2) extending the final stated maturity of any Loan or the stated maturity of any portion of any payment of principal of, or interest or fees applicable to, any of the Loans in which such Participant participates; provided that the rights described in this subclause (2) shall not be deemed to include the right to consent to any amendment with respect to or which has the effect of requiring any mandatory prepayment of any portion of any Loan or any amendment or waiver of any Default or Event of Default, (iv) no sale of a participation in extensions of credit shall in any manner relieve the originating Lender of its obligations hereunder, (v) the originating Lender shall remain solely responsible for the performance of such obligations, (vi) Borrowers and Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (vii) in no event shall any financial institution purchasing the participation grant a participation in its participation interest in the Loans without the prior written consent of Agent, and, in the absence of a Default or an Event of Default, Borrowers, which consents shall not unreasonably be withheld and (viii) all amounts payable by Borrowers hereunder shall be determined as if the originating Lender had not sold any such participation.
          12.1.3 Foreign Lenders and Transferees.
     (a) Each Foreign Lender or other Lender that is a foreign person for the purposes of the Code shall (i) furnish to Borrower Representative (with a copy to Agent) either United States Internal Revenue Service Form W 8BEN or United States Internal Revenue Service Form W 8ECI (wherein such Lender claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (ii) provide to Borrower Representative (with a copy to Agent) a new Form W 8BEN or Form W 8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Lender, and comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.
     (b) If, pursuant to this Section 12.1, any interest in this Agreement or any Loans is transferred to any transferee which is organized under the laws of any jurisdiction other than the United States or any state thereof or is otherwise a foreign person for the purposes of the Code, the transferor Lender shall cause such transferee (other than any Participant), and may cause any Participant, concurrently with and as a condition precedent to the effectiveness of such transfer, to (i) represent to the transferor Lender (for the benefit of the transferor Lender, Agent, and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, any Borrowers or the transferor Lender with respect to any payments to be made to such transferee in respect of the interest so transferred, (ii) furnish to the transferor Lender, Agent and Borrower Representative either United States Internal Revenue Service Form W 8BEN or United States Internal Revenue Service Form W 8ECI (wherein such transferee claims entitlement to complete exemption from United States federal withholding tax on all interest payments hereunder), and (iii) agree (for the benefit of the transferor Lender, Agent and Borrowers) to provide the transferor Lender, Agent and Borrower Representative a new Form W 8BEN or Form W 8ECI upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.
          12.1.4 Assignment to Federal Reserve Bank. In addition to the other assignment rights provided in this Section 12.1, each Lender may assign, as collateral or otherwise, and without notice to or consent of the Agent or any Borrower, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board.
     12.2 Amendments, etc.
          12.2.1 Amendments, etc. No amendment or waiver of any provision of this Agreement or any other Loan Document (including any Note), nor consent to any departure by Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and Borrowers, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall be effective, unless (i) in writing and signed by each Lender, to do any of the following: (1) increase the Revolving Credit Maximum Amount or any Lender’s Revolving Loan Commitment, (2) reduce the principal of, or interest on, any amount payable hereunder or under any Note, other than those payable only to Agent or Letter of Credit Issuer in its capacity as such, which may be reduced by Agent unilaterally, (3) decrease any interest rate payable hereunder, (4) postpone any date fixed for any payment of principal of, or interest on, any amounts payable hereunder or under any Note, other than those payable only to Agent in its capacity as such, which may be postponed by Agent unilaterally, (5) increase any advance percentage contained in the definition of the term “Borrowing Base”, (6) reduce the number of Lenders that shall be required for Lenders or any of them to take any action hereunder, (7) release or discharge any Person liable for the performance of any obligations of any Borrower hereunder or under any of the Loan Documents, (8) amend any provision of this Agreement that requires the consent of all Lenders or consent to or waive any breach thereof, (9) amend the definition of the term “Majority Lenders”, (10) amend this Section 12.2 or (11) release any substantial portion of the Collateral, unless otherwise permitted pursuant to Section 11.7 hereof; or (ii) in writing and signed by Letter of Credit Issuer in addition to the Lenders required above to affect the rights or duties of Letter of Credit Issuer under this Agreement or any other Loan Document or (iii) in writing and signed by Agent in addition to the Lenders required above to affect the rights or duties of Agent under this Agreement, any Note or any other Loan Document. If a fee is to be paid by Borrowers in connection with any waiver or amendment hereunder, the agreement evidencing such amendment or waiver may, at the discretion of Agent (but shall not be required to), provide that only Lenders executing such agreement by a specified date may share in such fee (and in such case, such fee shall be divided among the applicable Lenders on a pro rata basis without including the interests of any Lenders who have not timely executed such agreement).

          12.2.2 Replacement of Lenders. If any Lender does not consent to any amendment, modification, termination or waiver requested by Borrowers and supported by Agent, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Agreement), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender that supports such amendment, modification or waiver, if a Lender accepts such assignment); provided, that: (i) the replacement Lender shall be (a) an existing Lender or (b) another financial institution reasonably acceptable to Agent; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) the assignee shall execute an Assignment and Acceptance Agreement pursuant to which it shall become a party hereto as provided in subsection 12.1.1, and (iv) upon compliance with the provisions for assignment provided in subsection 12.1.1 and the payment of amounts referred to in clause (ii), such assignee shall constitute a “Lender” hereunder and the Lender being so replaced shall no longer constitute a “Lender” hereunder.
     12.3 Power of Attorney. Each Borrower hereby irrevocably designates, makes, constitutes and appoints Agent (and all Persons designated by Agent) as such Borrower’s true and lawful attorney (and agent-in-fact), solely with respect to the matters set forth in this Section 12.3, and Agent, or Agent’s agent, may, without notice to any Borrower and in any Borrower’s or Agent’s name, but at the cost and expense of Borrowers:
          12.3.1 At such time or times upon or after the occurrence and during the continuance of an Event of Default, endorse any Borrower’s name on any checks, notes, acceptances, drafts, money orders or any other evidence of payment or proceeds of the Collateral which come into the possession of Agent or under Agent’s control.
          12.3.2 At such time or times upon or after the occurrence and during the continuance of an Event of Default, as Agent or its agent in its sole discretion may determine: (i) demand payment of the Accounts from the Account Debtors, enforce payment of the Accounts by legal proceedings or otherwise, and generally exercise all of any Borrower’s rights and remedies with respect to the collection of the Accounts; (ii) settle, adjust, compromise, discharge or release any of the Accounts or other Collateral or any legal proceedings brought to collect any of the Accounts or other Collateral; (iii) sell or assign any of the Accounts and other Collateral upon such terms, for such amounts and at such time or times as Agent deems advisable, and at Agent’s option, with all warranties regarding the Collateral disclaimed; (iv) take control, in any manner, of any item of payment or proceeds relating to any Collateral; (v) prepare, file and sign any Borrower’s name to a proof of claim in bankruptcy or similar document against any Account Debtor or to any notice of lien, assignment or satisfaction of lien or similar document in connection with any of the Collateral; (vi) receive, open and dispose of all mail addressed to any Borrower and notify postal authorities to change the address for delivery thereof to such address as Agent may designate; (vii) endorse the name of any

Borrower upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of Agent on account of the Obligations; (viii) endorse the name of any Borrower upon any chattel paper, document, instrument, invoice, freight bill, bill of lading or similar document or agreement relating to the Accounts, Inventory and any other Collateral; (ix) use any Borrower’s stationery and sign the name of any Borrower to verifications of the Accounts and notices thereof to Account Debtors; (x) use the information recorded on or contained in any data processing equipment and Computer Hardware and Software relating to the Accounts, Inventory, Equipment and any other Collateral; (xi) make and adjust claims under policies of insurance; and (xii) do all other acts and things necessary, in Agent’s determination, to fulfill any Borrower’s obligations under this Agreement.
          The power of attorney granted hereby shall constitute a power coupled with an interest and shall be irrevocable.
     12.4 Indemnity. Each Borrower hereby agrees to indemnify (a) Agent, (b) Letter of Credit Issuer, (c) each Lender, (d) each of the Affiliates of each of the Persons listed in the foregoing clauses (a) through (c), and (e) each of the directors, members, managers, general partners, limited partners, officers, and employees of each of the Persons listed in the foregoing clauses (a) through (d) (collectively, the “Indemnified Persons”) and hold each of the Indemnified Persons harmless from and against any liability, loss, damage, suit, action or proceeding ever suffered or incurred by such Indemnified Person (including reasonable attorneys’ fees and legal expenses) as the result of any Borrower’s failure to observe, perform or discharge such Borrower’s duties hereunder. In addition, each Borrower shall defend each Indemnified Person against and save it harmless from all claims of any Person with respect to the Collateral (except those resulting from the gross negligence or intentional misconduct of such Indemnified Person). Without limiting the generality of the foregoing, these indemnities shall extend to any claims asserted against any Indemnified Person by any Person under any Environmental Laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials or other toxic substances. Notwithstanding the foregoing, (i) the foregoing indemnity shall not be available to any Indemnified Person to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnified Person’s gross negligence or willful misconduct; (ii) such indemnity shall not be available to any Indemnified Person for losses, claims, damages, liabilities or related expenses arising out of a proceeding in which such Indemnified Person and a Borrower are adverse parties to the extent that such Borrower prevails on the merits, as determined by a court of competent jurisdiction by final and nonappealable judgment (it being understood that nothing in this Agreement shall preclude a claim or suit by a Borrower against any indemnitee for such Indemnified Person’s failure to perform any of its obligations to Borrowers under the Loan Documents); (iii) Borrowers shall not, in connection with any such proceeding or related proceedings in the same jurisdiction and in the absence of conflicts of interest, be liable for the fees and expenses of more than one law firm at any one time for the Indemnified Person (which law firm shall be selected (x) by mutual agreement of Agent and Borrower Representative or (y) if no such agreement has been reached following Agent’s good faith consultation with Borrower Representative with respect thereto, by Agent in its sole discretion); (iv) each Indemnified Person shall give Borrower Representative (A) prompt notice of any such action brought against such Indemnified Person in connection with a claim for which it is entitled to indemnity under this Section 12.4 and (B) an opportunity to consult from time to time with such Indemnified Person regarding defensive measures and potential settlement; and (v) Borrowers shall not be obligated to pay the amount of any settlement entered in to without their written consent (which consent shall not be unreasonably withheld or delayed). Notwithstanding any contrary provision in this Agreement, the obligation of Borrowers under this Section 12.4 shall survive the payment in full of the Obligations and the termination of this Agreement.
     12.5 Sale of Interest. No Borrower may sell, assign or transfer any interest in this Agreement, any of the other Loan Documents, or any of the Obligations, or any portion thereof, including such Borrower’s rights, title, interests, remedies, powers and duties hereunder or thereunder.
     12.6 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     12.7 Successors and Assigns. This Agreement and each of the other Loan Documents shall be binding upon and inure to the benefit of the successors and assigns of each Borrower, Agent and each Lender permitted under Section 12.1 hereof.
     12.8 Cumulative Effect; Conflict of Terms. The provisions of the other Loan Documents are hereby made cumulative with the provisions of this Agreement. Except as otherwise provided in any of the other Loan Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in direct conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
     12.9 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.
     12.10 Notice. Except as otherwise provided herein, all notices, requests and demands to or upon a party hereto, to be effective, shall be in writing, and shall be sent by certified or registered mail, return receipt requested, by personal delivery against receipt, by overnight courier or by facsimile and, unless otherwise expressly provided herein, shall be deemed to have been validly served, given, delivered or received immediately when delivered against receipt, three Business Days’ after deposit in the mail, postage prepaid, one Business Day after deposit with an overnight courier or, in the case of facsimile notice, when sent with respect to machine confirmed, addressed as follows:

(A) If to Agent:	Bank of America, N.A.
1 South Wacker Drive
Suite 3400
Chicago, Illinois 60606
Attention: Loan Administration Manager
Facsimile No.: 312-332-6537

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Seth E. Jacobson, Esq.
Facsimile No.: 312-407-0411

(B) If to Borrowers:	Century Aluminum Company
2511 Garden Road
Building A, Suite 200
Monterey, CA 93940
Attention:Chief Financial Officer
Facsimile No.:831-642-9082

With a copy to:	Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178-0061
Attention:Matias A. Vega and
Roman A. Bninski
Facsimile No.: 212-697-1559
     (C) If to any Lender, at its address indicated on the signature pages hereof or in an Assignment and Acceptance Agreement, or to such other address as each party may designate for itself by notice given in accordance with this Section 12.10; provided, however, that any notice, request or demand to or upon Agent or a Lender pursuant to subsection 3.1.1 or 4.2.2 hereof shall not be effective until received by Agent or such Lender.
     12.11 Consent. Whenever Agent’s, Majority Lenders’ or all Lenders’ consent is required to be obtained under this Agreement or any of the other Loan Documents as a condition to any action, inaction, condition or event, except as otherwise specifically provided herein, Agent, Majority Lenders or all Lenders, as applicable, shall be authorized to give or withhold such consent in its or their sole and absolute discretion and to condition its or their consent upon the giving of additional Collateral security for the Obligations, the payment of money or any other matter.

     12.12 Credit Inquiries. Subject to the confidentiality provisions contained in Section 12.16, Borrowers hereby authorize and permit Agent and each Lender to respond to usual and customary credit inquiries from third parties concerning any Borrower or any of its Subsidiaries.
     12.13 Time of Essence. Time is of the essence of this Agreement and the other Loan Documents.
     12.14 Entire Agreement. This Agreement and the other Loan Documents, together with all other instruments, agreements and certificates executed by the parties in connection therewith or with reference thereto, embody the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and inducements, whether express or implied, oral or written.
     12.15 Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.
     12.16 Confidentiality. Agent and each Lender shall hold all nonpublic information obtained pursuant to the requirements of this Agreement in accordance with Agent’s and such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure reasonably required by a prospective participant or assignee in connection with the contemplated participation or assignment or as required or requested by any governmental authority or representative thereof or pursuant to legal process and shall require any such participant or assignee to agree to comply with this Section 12.16.
     12.17 GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED AND DELIVERED IN AND SHALL BE DEEMED TO HAVE BEEN MADE IN NEW YORK, NY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT IF ANY OF THE COLLATERAL SHALL BE LOCATED IN ANY JURISDICTION OTHER THAN NEW YORK, THE LAWS OF SUCH JURISDICTION SHALL GOVERN THE METHOD, MANNER AND PROCEDURE FOR FORECLOSURE OF AGENT’S LIEN UPON SUCH COLLATERAL AND THE ENFORCEMENT OF AGENT’S OTHER REMEDIES IN RESPECT OF SUCH COLLATERAL TO THE EXTENT THAT THE LAWS OF SUCH JURISDICTION ARE DIFFERENT FROM OR INCONSISTENT WITH THE LAWS OF NEW YORK. AS PART OF THE CONSIDERATION FOR NEW VALUE RECEIVED, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF ANY BORROWER, AGENT OR ANY LENDER, EACH BORROWER HEREBY CONSENTS AND AGREES THAT THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, OR, AT AGENT’S OPTION, THE UNITED STATES DISTRICT COURT FOR THE

SOUTHERN DISTRICT OF NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS ON THE ONE HAND AND AGENT OR ANY LENDER ON THE OTHER HAND PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH ANY BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWERS’ ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.
     12.18 WAIVERS BY BORROWERS. EACH BORROWER WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL, AND (II) EXCEPT AS PROHIBITED BY LAW, ANY RIGHT TO CLAIM OR RECOVER ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO AGENT’S AND EACH LENDER’S ENTERING INTO THIS AGREEMENT AND THAT AGENT AND EACH LENDER IS RELYING UPON THE FOREGOING WAIVERS IN ITS FUTURE DEALINGS WITH BORROWERS. EACH BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     12.19 Advertisement. Borrowers hereby authorize Agent to publish the names of Borrowers and the amount of the credit facility provided hereunder in any “tombstone” or comparable advertisement which Agent elects to publish.
     12.20 Reimbursement. The undertaking by Borrowers to repay the Obligations and each representation, warranty or covenant of each Borrower are and shall be joint and several. To the extent that any Borrower shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Borrower and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess. This Section 12.20 is intended only to define the relative rights of Borrowers, and nothing set forth in this Section 12.20 is intended or shall impair the obligations of each Borrower, jointly and severally, to pay to Agent and Lenders the Obligations as and when the same shall become due and payable in accordance with the terms hereof. Notwithstanding anything to the contrary set forth in this Section 12.20 or any other provisions of this Agreement, it is the intent of the parties hereto that the liability incurred by each Borrower in respect of the Obligations of the other Borrowers (and any Lien granted by each Borrower to secure such Obligations) not constitute a fraudulent conveyance or fraudulent transfer under the provisions of any applicable law of any state or other governmental unit (“Fraudulent Conveyance”). Consequently, each Borrower, Agent and each Lender hereby agree that if a court of competent jurisdiction determines that the incurrence of liability by any Borrower in respect of the Obligations of any other Borrower (or any Liens granted by such Borrower to secure such Obligations) would, but for the application of this sentence, constitute a Fraudulent Conveyance, such liability (and such Liens) shall be valid and enforceable only to the maximum extent that would not cause the same to constitute a Fraudulent Conveyance, and this Agreement and the other Loan Documents shall automatically be deemed to have been amended accordingly, nunc pro tunc.
     12.21 Section Headings. Article and Section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement, and shall not affect the construction or interpretation hereof.

Century Aluminum Company
Loan and Security Agreement
     IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year specified at the beginning of this Agreement.

BORROWERS: CENTURY ALUMINUM COMPANY
By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

BERKELEY ALUMINUM, INC.
By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

CENTURY ALUMINUM OF WEST VIRGINIA, INC.
By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

CENTURY KENTUCKY, INC.
By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

NSA, LTD.
By:	/s/ Daniel J. Krofcheck
	Name:	Daniel J. Krofcheck
	Title:	Vice President and Treasurer

Century Aluminum Company
Loan and Security Agreement

BANK OF AMERICA, N.A., as Agent and as a Lender
By:	/s/ Robert J. Lund
	Name:	Robert J. Lund
	Title:	Senior Vice President
Revolving Loan Commitment: $33,000,000.00

Century Aluminum Company
Loan and Security Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH
By:	/s/ Alain Daoust
	Name:	Alain Daoust
	Title:	Director

By:	/s/ Denise L. Alvarez
	Name:	Denise L. Alvarez
	Title:	Associate

Revolving Loan Commitment:
$17,500,000.00

Century Aluminum Company
Loan and Security Agreement

CITIBANK, N.A.
By:	/s/ Daniel J. Miller
	Name:	Daniel J. Miller
	Title:	Vice President

Revolving Loan Commitment:
$17,500,000.00

Century Aluminum Company
Loan and Security Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Mark Cuccinello
	Name:	Mark Cuccinello
	Title:	Vice President

Revolving Loan Commitment:
$17,500,00.00

Century Aluminum Company
Loan and Security Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN)
By:	/s/ Gary D. Cassianni
	Name:	Gary D. Cassianni
	Title:	Vice President

Revolving Loan Commitment:
$14,500,000.00

Century Aluminum Company
Loan and Security Agreement
APPENDIX A
GENERAL DEFINITIONS
     When used in the Loan and Security Agreement dated as of September 19, 2005 (the “Agreement”), by and among Bank of America, N.A., the Lenders, and Century Aluminum Company, Berkeley Aluminum Inc., Century Aluminum of West Virginia, Inc., Century Kentucky, Inc., and NSA Ltd., as Borrowers, (a) the terms Account, Chattel Paper, Deposit Account, Document, Electronic Chattel Paper, Instruments, Inventory, Letter-of-Credit Rights, Payment Intangibles, Proceeds, Software, Supporting Obligations, and Tangible Chattel Paper have the respective meanings assigned thereto under the UCC; (b) all terms reflecting Collateral having the meanings assigned thereto under the UCC shall be deemed to mean such Property, whether now owned or hereafter created or acquired by any Borrower or in which such Borrower now has or hereafter acquires any interest; (c) capitalized terms which are not otherwise defined have the respective meanings assigned thereto in the Agreement; (d) accounting terms not otherwise specifically defined in the Agreement shall be construed in accordance with GAAP consistently applied; and (e) the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):
     Account Debtor — any Person who is or may become obligated under or on account of any Account.
     Affiliate — with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
     Agent — as defined in the preamble to the Agreement.
     Agent Loans — as defined in subsection 1.1.4 of the Agreement.
     Aggregate Percentage — with respect to each Lender, the percentage equal to the quotient of (i) such Lender’s Revolving Loan Commitment divided by (ii) the aggregate of all Revolving Loan Commitments.
     Agreement — the Loan and Security Agreement referred to in the first sentence of this Appendix A, all Exhibits and Schedules thereto and this Appendix A, as each of the same may be amended from time to time.
     Anti-Terrorism Law — those portions of the USA Patriot Act or any other statute, regulation, executive order, or other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

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     Applicable Margin — the percentages set forth in the table below with respect to the Base Rate Portion and each LIBOR Portion that corresponds to the total of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower in accordance with any of the Loan Documents and which have not been reimbursed by Borrowers) plus the LC Exposure (“Usage”) set forth in the table below. Applicable Margins shall be determined monthly based on the average daily Usage of the Facility during the immediately preceding month.

Usage	Base Rate Margin	LIBOR Margin
Greater than 50% of the Revolving Credit Maximum Amount	0.00%	1.50%
Greater than 25%, but less than or equal to 50%, of the Revolving Credit Maximum Amount	0.00%	1.25%
Less than or equal to 25%, of the Revolving Credit Maximum Amount	-0.25%	1.00%
     Assignment and Acceptance Agreement — an assignment and acceptance agreement substantially in the form of Exhibit A to the Agreement.
     Availability — at any time, the amount of additional money which Borrowers are entitled to borrow from time to time as Revolving Credit Loans, such amount being the difference derived when the sum of the principal amount of Revolving Credit Loans then outstanding (including any amounts which Agent or any Lender may have paid for the account of any Borrower in accordance with any of the Loan Documents and which have not been reimbursed by Borrowers), the LC Exposure, the Minimum Availability Reserve, and any Reserves is subtracted from the Borrowing Base. If the amount outstanding is equal to or greater than the Borrowing Base, Availability is 0. In no event shall Availability be greater than the Revolving Credit Maximum Amount.
     Bailee Certificate — a letter agreement substantially in the form of Exhibit B to the Agreement.
     Bank — as defined in the preamble to the Agreement.
     Base Rate — for any day, the greater of (i) the rate of interest in effect for such day as publicly announced from time to time by the Bank in Charlotte, North Carolina as its “prime rate” (the “prime rate” being a rate set by the Bank based upon various factors including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate) and (ii) the Federal Funds Rate plus .50%. Any change in the prime rate announced by Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Base Rate shall be adjusted simultaneously with any change in the Base Rate.

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     Base Rate Portion — that portion of the Revolving Credit Loans that is not subject to a LIBOR Option.
     Blocked Account Agreement — an agreement among a Borrower, Agent, and a depository bank substantially in the form of Exhibit C to the Agreement.
     Borrower — as defined in the preamble to the Agreement.
     Borrower Representative — Century Aluminum Company, acting on its own behalf as a Borrower and on behalf of all other Borrowers.
     Borrowing — a borrowing of Loans or an issuance of Letters of Credit under the Agreement.
     Borrowing Base — as at any date of determination thereof, an amount equal to the sum of:
          (i) (1) 85% of the net amount of Eligible Accounts (other than with respect to which Glencore is the Account Debtor) outstanding at such date; plus (2) the lesser of (x) 85% of the net amount of Eligible Accounts with respect to which Glencore is the Account Debtor outstanding at such date, and (y) $20,000,000; and
          (ii) 65% of the value of Eligible Inventory at such date.
     The advance rates set forth above may not be adjusted downward by Agent. For purposes hereof, (1) the net amount of Eligible Accounts at any time shall be the face amount of such Eligible Accounts less any and all returns, rebates, discounts (which may, at Agent’s option exercised using its Reasonable Credit Judgment, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time and (2) the value of Eligible Inventory shall be determined on a first-in, first-out, lower of cost or market basis in accordance with GAAP.
     Borrowing Base Certificate — a certificate of a Responsible Officer of Borrower Representative substantially in the form of Exhibit D to the Agreement (or another form acceptable to Agent) setting forth the calculation of the Borrowing Base. All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by Borrowers and certified to Agent; provided that Agent shall have the right to review and adjust, in the exercise of its Reasonable Credit Judgment, any such calculation after giving notice thereof to Borrowers, to the extent that Agent determines that such calculation is not in accordance with the Agreement.
     Business Day — any day, excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed; provided that with respect to determinations in connection with, and payments of principal and interest on, LIBOR Portions, such day is also a LIBOR Business Day.

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     Capital Expenditures — expenditures made or liabilities incurred for the acquisition of any fixed or capital assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one year, including the total principal portion of Capitalized Lease Obligations; provided, however, that Capital Expenditures shall not include (a) expenditures to the extent they are paid with the proceeds of insurance settlements, condemnation awards, and other settlements in respect of lost, destroyed, damaged, or condemned fixed or capital assets, (b) expenditures to the extent they are financed with the proceeds of a sale or other disposition of fixed or capital assets that is expressly permitted under the Agreement, and (c) expenditures made in connection with the construction of any fixed or capital asset if the applicable Borrower intends to consummate a sale and leaseback transaction of such asset permitted under the Agreement within six months of the completion of such construction; provided that if such sale and leaseback transaction is not consummated within such time period, then all such expenditures will constitute Capital Expenditures in the period in which such six-month period ends.
     Capitalized Lease Obligation — at the time of any determination thereof, any Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
     Century — as defined in the preamble to the Agreement.
     Closing Date — the date on which all of the conditions precedent in Section 9.1 of the Agreement are satisfied or waived.
     Code — the Internal Revenue Code of 1986.
     Collateral — all of the Property and interests in Property of Borrowers described in Section 5.1 of the Agreement and not excluded pursuant to Section 5.2 of the Agreement, and all other Property and interests in Property that may hereafter be pledged to Agent for the benefit of the Secured Parties to secure the payment and performance of any of the Obligations.
     Compliance Certificate — a certificate substantially in the form of Exhibit E to the Agreement executed by a Financial Officer of Borrower Representative.
     Computer Hardware and Software — all of any Borrower’s rights (including rights as licensee and lessee) with respect to (i) computer and other electronic data processing hardware, including all integrated computer systems, central processing units, memory units, display terminals, printers, computer elements, card readers, tape drives, hard and soft disk drives, cables, electrical supply hardware, generators, power equalizers, accessories, peripheral devices and other related computer hardware; (ii) all software and all software programs designed for use on the computers and electronic data processing hardware described in clause (i) above, including all operating system software, utilities and application programs in any form (source code and object code in magnetic tape, disk or hard copy format or any other listings whatsoever); (iii) any firmware associated with any of the foregoing; and (iv) any documentation for hardware, software and firmware

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described in clauses (i), (ii) and (iii) above, including flow charts, logic diagrams, manuals, specifications, training materials, charts and pseudo codes.
     Consolidated — the consolidation in accordance with GAAP of the accounts or other items as to which such term applies.
     Consolidated Net Income (Loss) — with respect to any fiscal period, the net income (or loss) of the Loan Parties determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include:
          (i) the net income (or loss) of any Person (other than a Loan Party) in which a Loan Party has an ownership interest unless received in a cash distribution or requiring the payment of cash;
          (ii) the net income (or loss) of any Person accrued prior to the date it became a Subsidiary of a Loan Party or is merged into or consolidated with a Loan Party;
          (iii) net after-tax extraordinary gains or losses as defined under GAAP;
          (iv) net after-tax gains or losses from asset dispositions other than sales in the ordinary course of business;
          (v) net after-tax gains or losses attributable to the early extinguishment of debt;
          (vi) any after-tax non-cash charges or gains, determined in accordance with GAAP, related to hedging contracts until such time as such contracts are settled;
          (vii) the cumulative effect of a change in accounting principles;
          (viii) after-tax charges or gains relating to the valuation of inventory by application of the LIFO (last in/first out) method of inventory valuation; and
          (ix) all other after-tax non-cash charges or gains (excluding any such non-cash charge or gain to the extent that it represents an accrual of or reserve for cash expenditures in any future period).
     Current Assets — at any date, the assets of a Person that would be properly classified as current assets on a balance sheet of such Person at such date in accordance with GAAP.
     Deed of Trust — the Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of April 2, 2001, from Century Aluminum of West Virginia, Inc., to Charles B. Dollison, the Trustee for the

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benefit of Wilmington Trust Company, as Collateral Agent, as originally executed by the parties thereto.
     Default — an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.
     Default Rate — as defined in subsection 2.1.2 of the Agreement.
     Defaulting Lender — as defined in subsection 3.1.3(b) of the Agreement.
     Derivative Obligations — every obligation of a Person under any forward contract, futures contract, exchange contract, swap, option or other financing agreement or arrangement (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices.
     Dilution — with respect to any period for any Borrower, an amount, expressed as a percentage, equal to (a) bad debt write-downs, discounts, credits, or similar non-cash items with respect to Accounts of such Borrower during such period (but only to the extent Agent believes, in its Reasonable Credit Judgment, that such factors are likely to continue in effect) divided by (b) the aggregate of all collections with respect to Accounts of such Borrower during such period (excluding extraordinary items) plus the amount determined pursuant to clause (a).
     Distribution — in respect of any Person, includes: (i) the payment of any dividends or other distributions on Securities (except distributions in such Securities) and (ii) the redemption, acquisition, or other retirement of Securities of such Person, as the case may be, unless made contemporaneously from the net proceeds of the sale of Securities.
     Dominion Account — a Deposit Account established by a Borrower pursuant to and in accordance with subsection 6.2.3 of the Agreement.
     EBITDA — with respect to any period, the sum of Consolidated Net Income (Loss) before Interest Expense, income taxes, depreciation and amortization for such period all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.
     Eligible Account — an Account arising in the ordinary course of the business of any Borrower from the sale of goods or rendition of services; provided that no Account shall be an Eligible Account if:
          (i) it arises out of a sale made or services rendered by a Borrower to a Subsidiary of a Borrower or an Affiliate of a Borrower or to a Person controlled by an Affiliate of a Borrower; or
          (ii) it remains unpaid more than 120 days after the original invoice date shown on the invoice or 60 days after the original due date shown on the invoice; or

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          (iii) the Account Debtor has disputed liability or made a claim or exercised a right of setoff with respect to such Account; provided, that any such Account shall be eligible to the extent the amount thereof exceeds such dispute, claim, or right of setoff; or
          (iv) (A) the Account Debtor is also a creditor or supplier of a Borrower, or (B) the Account otherwise is subject to right of setoff by the Account Debtor; provided, that (1) any such Account shall be eligible to the extent such amount thereof exceeds such contract, setoff or similar right, and (2) any such Account shall be eligible to the extent such Account is subject to a No-Offset Letter executed by the applicable Account Debtor and delivered to Agent; or
          (v) the Account Debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in the premises in respect of the Account Debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or any other petition or other application for relief under the federal bankruptcy laws, as now constituted or hereafter amended, has been filed against the Account Debtor, or if the Account Debtor has failed, suspended business, ceased to be Solvent to the knowledge of the applicable Borrower, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; or
          (vi) it arises from a sale made or services rendered to an Account Debtor outside the United States, unless either (1) such sale is made on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Reasonable Credit Judgment or (2) such Account otherwise complies with the requirements of the definition of Eligible Account and Agent in its Reasonable Credit Judgment elects to treat such Account as an Eligible Account notwithstanding this clause (vi); or
          (vii) the Account Debtor is the United States of America, or any department, agency or instrumentality thereof, or any other Governmental Authority, unless either (1) the applicable Borrower assigns its right to payment of such Account to Agent in a manner satisfactory to Agent in its Reasonable Credit Judgment so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or similar state or foreign statutes to the extent applicable, or (2) such Account otherwise complies with the requirements of the definition of Eligible Account and Agent in its Reasonable Credit Judgment elects to treat such Account as an Eligible Account notwithstanding this clause (vii); or
          (viii) it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or

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          (ix) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; or
          (x) 50% or more of the Accounts owing from the Account Debtor are not Eligible Accounts hereunder by reason of the application of clause (ii) above; or
          (xi) it represents service charges, late fees or similar charges; or
          (xii) it is not an existing account receivable which would be properly classified as such on the applicable Borrower’s books in accordance with GAAP; or
          (xiii) it is not otherwise acceptable to Agent in its Reasonable Credit Judgment.
     Notwithstanding clause (i) of this definition relating to Affiliates, Accounts with respect to which Glencore is the Account Debtor will be considered to be Eligible Accounts provided such Accounts meet all criteria of this definition other than those set forth in clause (i), and provided that with respect to determining compliance with clause (xii), Glencore shall be deemed not an Affiliate of Borrower.
     Eligible Inventory — Inventory of any Borrower (other than packaging and shipping materials and supplies, tooling, samples and literature). Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:
          (i) it is not raw materials (including saleable scrap), work-in progress or finished goods; or
          (ii) it is slow-moving, obsolete or unmerchantable; or
          (iii) except with respect to in transit Inventory addressed in clause (vi) below, it is not at all times subject to Agent’s duly perfected, first priority security interest or is subject to a Lien that is not a Permitted Lien; or
          (iv) it is not located at one or more of the business locations set forth in Schedule 6.1.1 to the Agreement, as updated by Borrowers in accordance with the Agreement; provided that in-transit Inventory shall constitute Eligible Inventory notwithstanding this clause (iv) so long as such in-transit Inventory otherwise complies with the applicable requirements of the definition of Eligible Inventory; or
          (v) it is located on real property not owned or leased by a Borrower unless Borrowers shall have obtained a Bailee Certificate from the owner of the real property on which such Inventory is located; provided that in-transit Inventory shall constitute Eligible Inventory notwithstanding this clause (v) so long as such in-transit Inventory otherwise complies with the applicable requirements of the definition of Eligible Inventory; or

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          (vi) it is in transit unless such inventory is either (A) in transit in the United States of America and is either (1) in transit between premises in the United States of America which are either owned or leased by (and in each case controlled by) a Borrower or (2) the subject of an appropriate financing statement filed under the UCC, or (B) in transit outside of the United States of America (including its inland waterways) and the title documents in respect thereof have been consigned to a Title Document Agent pursuant to a Title Document Agency Agreement; provided that the maximum amount of in-transit inventory not located in the United States of America (including its inland waterways) at any one time included as Eligible Inventory shall not exceed $30,000,000; or
          (vii) it is located outside of the United States of America and is not in transit; or
          (viii) is subject to a third party’s trademark or other proprietary right, unless Agent is reasonably satisfied that it could sell such inventory on satisfactory terms in connection with the exercise of its remedies following an Event of Default; or
          (ix) it is not otherwise acceptable to Agent in its Reasonable Credit Judgment.
     Environmental Laws — all federal, state and local laws, rules, regulations, ordinances, orders and consent decrees relating to health, safety and environmental matters.
     ERISA — the Employee Retirement Income Security Act of 1974, as amended, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
     ERISA Affiliate — any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     ERISA Event — (a) any Reportable Event (except an event for which the 30-day notice period is waived); (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) the incurrence by Borrowers or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (e) the receipt by Borrowers or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (f) the incurrence by Borrowers or any ERISA Affiliate of any liability with respect to withdrawal or partial withdrawal from any Pension Plan or Multiemployee Plan; or (g)

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the receipt by Borrowers or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrowers or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     Event of Default — as defined in Section 10.1 of the Agreement.
     Exchange Act — the Securities Exchange Act of 1934.
     Facility — as defined in the preamble to the Agreement.
     Facility Increase — as defined in Section 1.3 of the Agreement.
     Facility Increase Amount — as defined in Section 1.3 of the Agreement.
     Facility Increase Effective Date — as defined in Section 1.3 of the Agreement.
     Fee Letter — as defined in Section 2.3 of the Agreement.
     Federal Funds Rate — for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
     Financial Officer — with respect to any Borrower, the chief financial officer, controller or treasurer of such Borrower.
     Fixed Charge Coverage Ratio — with respect to any period, the ratio of (i) EBITDA for such period minus the sum of (a) any provision for (plus any benefit from) income taxes paid in cash included in the determination of net earnings (or loss) for such period plus (b) non-financed Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.
     Fixed Charges — with respect to any period, the sum of: (i) scheduled principal payments required to be made during such period in respect of indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations), plus (ii) Interest Expense for such period (excluding the amortization of financing costs and

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original issue discounts as determined in accordance with GAAP), all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.
     Foreign Lender — any Lender that is organized under the laws of a jurisdiction outside the United States.
     GAAP — generally accepted accounting principles in the United States of America in effect from time to time.
     Glencore — Glencore International AG, a Swiss corporation, and its Subsidiaries.
     Governmental Authority — any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, arbitral, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
     Guarantors — Metalsco, Ltd., Virgin Islands Alumina Corporation LLC, Hancock Aluminum LLC, Skyliner, Inc., Century Aluminum of Kentucky, LLC, and each other Person who now or hereafter guarantees payment or performance of the whole or any part of the Obligations.
     Guaranty Agreements — each guaranty executed by any Guarantor guaranteeing payment or performance of the whole or any part of the Obligations.
     Hawesville Entities — Century Kentucky, Inc., Hancock Aluminum LLC, Century Aluminum of Kentucky, LLC, Metalsco, Ltd., Skyliner, Inc. and NSA, Ltd.
     Indebtedness — as applied to a Person, without duplication:
          (i) all indebtedness of such Person for borrowed money;
          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
          (iii) all obligations of such Person to pay the deferred and unpaid price of property or services to the extent recorded as liabilities under GAAP, excluding trade payables, accruals and accounts payable arising in the ordinary cause of business (in each case, to the extent not overdue);
          (iv) all Capitalized Lease Obligations of such Person;
          (v) all obligations of such Person (whether contingent or otherwise) in respect of bankers’ acceptances, letters of credit, surety or other bonds, and similar instruments;

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          (vi) all financial obligations of other Persons secured by a Lien upon Property of such Person;
          (vii) all obligations of other Persons which such Person has guaranteed;
          (viii) all reimbursement obligations in connection with letters of credit or letter of credit guaranties issued for the account of such Person; and
          (ix) all Derivative Obligations of such Person.
     Indenture — the Indenture, dated as of August 26, 2004, among Century, the Guarantors party thereto and Wilmington Trust Company governing Century’s 7 1/2% Senior Notes due 2014, as in effect on the date of the Agreement, a copy of which is attached to the Agreement as Exhibit F.
     Intellectual Property — all past, present and future: trade secrets, know-how and other proprietary information; trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world and all tangible property embodying the copyrights, unpatented inventions (whether or not patentable); patent applications and patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.
     Interest Expense — with respect to any period, interest expense paid or accrued for such period, including the interest portion of Capitalized Lease Obligations, all as determined for Borrowers and Guarantors on a Consolidated basis and in accordance with GAAP.
     Interest Period — as applicable to any LIBOR Portion, a period commencing on the date such LIBOR Portion is advanced, continued or converted, and ending on the date which is one month, two months, three months, or six months later, as may then be requested by Borrower; provided that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end in the next preceding or succeeding Business Day as is Agent’s custom in the market to which such LIBOR Portion relates; (ii) there remains a minimum of one month, two months, three months or six months

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(depending upon which Interest Period Borrower selects) in the Term, unless Borrowers and Lenders have agreed to an extension of the Term beyond the expiration of the Interest Period in question; and (iii) all Interest Periods of the same duration which commence on the same date shall end on the same date.
     LC Amount — at any time, the aggregate undrawn face amount of all Letters of Credit then outstanding.
     LC Exposure — at any time, the sum of (i) the LC Amount as of such time, plus (ii) the aggregate amount of unreimbursed LC Obligations as of such time.
     LC Obligations — any Obligations that arise from any draw against any Letter of Credit.
     Lender — as defined in the preamble to the Agreement.
     Letter of Credit — as defined in subsection 1.2.1 of the Agreement.
     Letter of Credit Issuer — as defined in the preamble to the Agreement.
     LIBOR — as applicable to any LIBOR Portion, for the applicable Interest Period, the rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to such Interest Period which appears on the Telerate page 3750 as of 11 a.m. (London, England time) on the day that is two LIBOR Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR shall be the rate (rounded upwards as described above, if necessary) for deposits in U.S. dollars for a period substantially equal to the Interest Period on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London, England time), on the day that is two LIBOR Business Days prior to the first day of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the rate for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London, England time), on the day that is two LIBOR Business Days preceding the first day of such Interest Period as selected by Agent. The principal London office of each of the major London banks so selected will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time), on the day that is two LIBOR Business Days preceding the first day of such Interest Period. If that Agent is unable to obtain any such quotation as provided above, it will be determined that LIBOR pursuant to an Interest Period cannot be determined. If the Board of Governors

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of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to one minus the Reserve Percentage.
     LIBOR Business Day. — any day on which commercial banks are open for international business (including dealings in U.S. Dollar deposits) in London or if commercial banks in London are not open, such other LIBOR interbank market as may be selected by Agent in its reasonable judgment exercised in good faith.
     LIBOR Interest Payment Date — as to any LIBOR Portion in respect of which the Interest Period is (A) three months or less, the last day of such Interest Period and (B) more than three months, the date that is three months from the first day of such Interest Period and, in addition, the last day of such Interest Period.
     LIBOR Option — the option granted pursuant to Section 3.1 of the Agreement to have the interest on all or any portion of the principal amount of the Revolving Credit Loans be based on the LIBOR.
     LIBOR Portion — that portion of the Revolving Credit Loans specified in a LIBOR Request (including any portion of Revolving Credit Loans which is being borrowed by Borrower concurrently with such LIBOR Request) which, as of the date of the LIBOR Request specifying such LIBOR Portion, has met the conditions for basing interest on the LIBOR in Section 3.1 of the Agreement and the Interest Period of which has not terminated.
     LIBOR Request — a notice in writing (or by telephone confirmed electronically or by telecopy or other facsimile transmission on the same day as the telephone request) from Borrower Representative to Agent requesting that interest on a Revolving Credit Loan be based on the LIBOR, specifying: (i) the first day of the Interest Period (which shall be a Business Day); (ii) the length of the Interest Period; (iii) whether the LIBOR Portion is a new Loan, a conversion of a Base Rate Portion, or a continuation of a LIBOR Portion; and (iv) the dollar amount of the LIBOR Portion, which shall be in an amount not less than $500,000 or an integral multiple of $100,000 in excess thereof.
     Lien — any mortgage, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), charge (whether fixed or floating), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any similar such interest arising under the laws of any applicable domestic or foreign jurisdiction and including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any domestic or foreign jurisdiction).
     Loan Account — as defined in Section 3.6 of the Agreement.

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     Loan Documents — the Agreement, the Guaranty Agreements, and any and all other agreements, instruments and documents heretofore, now or hereafter executed and/or delivered to Agent or any Lender by any Loan Party in respect of the transactions contemplated by the Agreement.
     Loan Party — each Borrower and each Guarantor.
     Loans — all loans and advances of any kind made by Agent, any Lender, or any Affiliate of Agent or any Lender, pursuant to the Agreement.
     Majority Lenders — as of any date, Lenders holding greater than 50% of the Revolving Loan Commitments determined on a combined basis and following the termination of the Revolving Loan Commitments, Lenders holding greater than 50% or more of the then outstanding Loans and LC Exposure; provided that if prior to termination of the Revolving Loan Commitments, any Lender breaches its obligation to fund any requested Revolving Credit Loan, for so long as such breach exists, (i) its voting rights hereunder shall be calculated with reference to its then outstanding Loans and LC Exposure, rather than its Revolving Loan Commitment and (ii) in determining the total amount of Revolving Loan Commitments of all Lenders, the breaching Lender’s Revolving Loan Commitment will be deemed to be equal to its then outstanding Loans and LC Exposure.
     Margin Stock — “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
     Material Adverse Effect — (i) a material adverse effect on the business, condition (financial or otherwise), operation, performance or properties of Borrowers and their Subsidiaries, taken as a whole, (ii) a material adverse effect on the rights and remedies of Agent or Lenders under the Loan Documents, (iii) the impairment of the ability of Borrowers or Guarantors to perform their material obligations hereunder or under the Loan Documents taken as a whole, or (iv) a material adverse effect on Agent’s security interest in the Collateral.
     Maximum Rate — as defined in subsection 2.1.3 of the Agreement.
     Minimum Availability Reserve — $15,000,000.
     Money Borrowed — (i) Indebtedness arising from the lending of money by any Person to any Borrower or any Guarantor; (ii) Indebtedness, whether or not in any such case arising from the lending by any Person of money to any Borrower or any Guarantor, (1) which is represented by notes payable or drafts accepted that evidence extensions of credit, (2) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, (3) upon which interest charges are customarily paid (other than accounts payable), or (4) that was issued or assumed as full or partial payment for Property; (iii) Indebtedness that constitutes a Capitalized Lease Obligation; (iv) reimbursement obligations with respect to letters of credit or guaranties of letters of credit and (v) Indebtedness of any Borrower or any Guarantor under any guaranty of obligations that would constitute Indebtedness for Money Borrowed under clauses (i) through (iii) hereof,

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if owed directly by such Borrower or Guarantor. Money Borrowed shall not include trade payables or accrued expenses.
     Mt. Holly Aluminum Facility — the aluminum reduction facility located in Mt. Holly, South Carolina, which is owned jointly by Berkley Aluminum and Alumax of South Carolina, Inc., a subsidiary of Alcoa, pursuant to the Mt. Holly Owners Agreement.
     Mt. Holly Owners Agreement — the Amended and Restated Owners Agreement, dated as of January 26, 1996 between Alumax of South Carolina, Inc. and Berkeley Aluminum, Inc. (as amended by a First Amendment, dated as of January 26, 1996 and an Amendment Agreement effective June 15, 1998.
     Multiemployer Plan — has the meaning set forth in Section 4001(a)(3) of ERISA.
     No-Offset Letter — a letter agreement substantially in the form of Exhibit G to the Agreement.
     Notes — the Secured Promissory Notes to be executed by Borrowers on or about the Closing Date in favor of each Lender to evidence the Revolving Credit Loans, which shall be in the form of Exhibit H to the Agreement, together with any replacement or successor notes therefor.
     Notice of Exclusive Control — as defined in subsection 6.2.3 of the Agreement.
     Notice of Facility Increase — as defined in Section 1.3 of the Agreement.
     Obligations — all Loans, all LC Obligations, and all other advances, debts, liabilities, and obligations, together with all interest (including all interest that accrues (or, but for the commencement of any bankruptcy, insolvency or similar proceeding, would accrue) after the commencement of any insolvency, bankruptcy or other similar proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), fees and other charges thereon, of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, whether direct or indirect (including those acquired by assignment), absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising and however acquired, owing, arising, due or payable (a) from any Borrower to Agent, for its own benefit, or to Bank or any other Affiliate of Agent, in each case arising under any of the Loan Documents, (b) from any Borrower to Bank, any Affiliate of Bank, or any Lender in respect of Product Obligations, or (c) from any Borrower to Agent for the benefit of any Lender or to any Lender directly, in each case under any of the Loan Documents.
     Offerees — as defined in Section 1.3 of the Agreement.
     Organizational I.D. Number — with respect to any Person, the organizational identification number assigned to such Person by the applicable governmental unit or agency of the jurisdiction of organization of such Person.

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     Overadvance — as defined in subsection 1.1.2 of the Agreement.
     Pension Plan — a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which any Borrower or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions.
     Permitted Liens — as defined in subsection 8.2.4 of the Agreement.
     Permitted Purchase Money Indebtedness — Purchase Money Indebtedness of any Borrower incurred after the Closing Date which is secured by a Purchase Money Lien and the principal amount of which, when aggregated with the principal amount of all other such Purchase Money Indebtedness and Capitalized Lease Obligations of Borrowers at the time outstanding, does not exceed $10,000,000. For the purposes of this definition, the principal amount of any Purchase Money Indebtedness consisting of capitalized leases (as opposed to operating leases) shall be computed as a Capitalized Lease Obligation.
     Person — an individual, partnership, corporation, limited liability company, joint stock company, land trust, business trust, or unincorporated organization, or a government or agency or political subdivision thereof.
     Plan — an employee benefit plan (as defined in Section 3(3) of ERISA) which any Borrower sponsors or maintains or to which any Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.
     Product Obligations — every obligation of any Borrower under and in respect of one or more of the following types of services extended to a Borrower by Bank, any Affiliate of Bank or any Lender as agreed from time to time in writing by Borrower Representative: (i) cash management (including controlled disbursement services) and (ii) Derivative Obligations.
     Projections — with respect to any Person or Persons, forecasted (i) balance sheets, (ii) profit and loss statements, and (iii) cash flow statements of such Person or Persons.
     Property — any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     Purchase Money Indebtedness — includes (i) Indebtedness (other than the Obligations) for the payment of all or any part of the purchase, lease or improvement of any fixed assets, (ii) any Indebtedness (other than the Obligations) incurred at the time of or within 10 days prior to or after the acquisition of any fixed assets for the purpose of financing all or any part of the purchase, lease or improvement price thereof, and (iii) any renewals, extensions or refinancings thereof, but not any increases in the principal amounts thereof outstanding at the time.
     Purchase Money Lien — a Lien upon fixed assets which secures Purchase Money Indebtedness, but only if such Lien shall at all times be confined solely to the fixed assets

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the purchase price of which was financed through the incurrence of the Purchase Money Indebtedness secured by such Lien.
     Reasonable Credit Judgment — reasonable credit judgment, exercised in good faith, in accordance with Bank’s customary business practices in its capacity as agent for asset-based loan facilities comparable to the Facility.
     Related Business — the business of mining, reducing, refining, processing and selling bauxite, alumina, primary aluminum and aluminum products, and any business reasonably related, incidental or ancillary thereto.
     Reportable Event — any of the events set forth in Section 4043(c) of ERISA.
     Requirements of Law — as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     Reserve Percentage — the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.
     Reserves — as defined in subsection 1.1.1 of the Agreement.
     Responsible Officer — shall mean the Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Vice President, Treasurer or Secretary of any Person.
     Restricted Investment — any investment by a Person in another Person made by delivery of Property to any Person, whether by (a) acquisition of Securities, Indebtedness or other obligations of another Person, (b) loan, advance, extension of credit or capital contribution to another Person or commitment to do any of the foregoing (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person or its Affiliate), (c) acquisition of all or a significant part of the assets of a business conducted by any other Person or all or substantially all of the assets constituting the business of a division, branch, or other unit operation of any other Person, whether through purchase of assets, merger, or otherwise, (d) becoming a partner in any partnership or joint venture, (e) investments in time deposits, certificates of deposit, bankers acceptances and money market, mutual or similar funds, (f) investments arising out of forward contracts, futures contracts, exchange contracts, swaps, options or other financing agreements or arrangements (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices, or (g) guaranties of obligations or liabilities of another Person, except the following:

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          (i) investments by a Loan Party in one or more of its Subsidiaries that are not also Loan Parties to the extent existing on the Closing Date, and any renewals, extensions, and refinancings of such investments consisting of loans; provided that any such renewal, extension, or refinancing is in an aggregate principal amount not greater than the principal amount of the original investment, and is on terms no less favorable taken as a whole to Borrower or Guarantor making the investment);
          (ii) subject to compliance by Borrowers with subsection 8.2.7 of the Agreement, investments by a Loan Party at any time in one or more other Loan Parties;
          (iii) investments consisting of Capital Expenditures permitted by subsection 8.2.6 of the Agreement;
          (iv) Current Assets arising in the ordinary course of business;
          (v) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America; provided that such obligations mature within one year from the date of acquisition thereof;
          (vi) investments in time deposit accounts, certificates of deposit, bankers acceptances and money market deposits maturing within one year of the date of acquisition thereof issued by any Lender or a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign currency equivalent thereof) and whose long-term debt is rated not less than A-1 if rated by Standard and Poor’s Rating Group or P-1 if rated by Moody’s Investor Service, Inc. or any money market fund sponsored by a registered broker dealer or mutual fund distributor;
          (vii) investments in commercial paper given a rating of not less than A-1 if rated by Standard and Poor’s Rating Group or P-1 if rated by Moody’s Investor Service, Inc. and maturing not more than 270 days from the date of creation thereof;
          (viii) investments in money market, mutual or similar funds having assets in excess of $100,000,000 and the investments of which are limited to investment grade securities;
          (ix) investments made from time to time (A) in Gramercy Alumina LLC and St. Ann Bauxite Limited (1) in an amount not to exceed the sum of $11.5 million plus any closing or post-closing purchase price adjustments, which investments are used to finance the acquisition of such facility, partnership interests and related assets, (2) in amounts necessary to fund obligations of such

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entities with respect to environmental costs, workers’ compensation, pensions and benefit plans or self insurance liabilities and other related expenses in an amount not to exceed $15 million, and (3) made or deemed to be made as a result of Borrowers’ funding or obligation to fund one-half of such entities’ Capital Expenditures; (B) as required by the Mt. Holly Owners Agreement to fund the general operating activities of the Mt. Holly Aluminum Facility and (C) in connection with the purchases of raw materials (bauxite and alumina) from Gramercy Alumina LLC and St. Anne Bauxite Limited;
          (x) investments and commitments to make investments existing on the date of the Agreement and listed on Schedule 8.2.8 to the Agreement;
          (xi) investments arising out of forward contracts, futures contracts, exchange contracts, swaps, options or other financing agreements or arrangements (including caps, floors, collars and similar arrangements), the value of which is dependent upon interest rates, currency exchange rates, commodities indices or other indices, solely to the extent entered into for bona fide hedging purposes and not for speculative purposes;
          (xii) guaranties of obligations of other Persons to the extent permitted by subsection 8.2.2 of the Agreement; and
          (xiii) investments not included in paragraphs (i) through (x) above; provided that:
          (1) no Default or Event of Default is continuing at the time of such investment or would occur as a result thereof;
          (2) the total of (A) Availability, plus (B) immediately available funds in bank accounts of the Borrowers and readily marketable investments of the Borrowers of the type described in clauses (v) through (viii) of this definition of the term “Restricted Investments”, minus (C) the amount of the proposed investment, shall (x) have averaged at least $25,000,000 over the immediately preceding 30 days (determined using the Borrowing Base Certificate most recently delivered by Borrowers pursuant to subsection 8.1.4 of the Agreement), and (y) be at least $25,000,000 immediately following the proposed investment. For purposes of calculating the average Availability over the preceding 30 days on a pro forma basis, (A) (1) net cash proceeds from equity financing, Indebtedness, or the sale of assets other than Collateral permitted to be raised hereunder and raised not more than 30 days prior to the date of the proposed investment and either immediately applied to the proposed investment or (without duplication) held in one or more bank accounts of the Borrowers or invested in readily marketable investments of the type described in clauses (v)

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through (viii) of this definition of the term “Restricted Investments” and (2) the amount of the proposed investment shall each be deemed to have been raised and made, as the case may be, on the first day of such 30-day period, and (B) all other immediately available funds and readily marketable investments of the type described in clauses (v) through (viii) of this definition of the term “Restricted Investments” shall be included in the foregoing calculation based on whether or not actually existing in the Borrowers’ bank accounts or investment accounts on each date with respect to which the calculation is made; and
          (3) solely with respect to the acquisition of all or substantially all of the capital stock or other equity interest or assets of a Person that becomes a Borrower or a Guarantor, Borrowers and Guarantors shall have a pro forma Fixed Charge Coverage Ratio of not less than 1.25 to 1.0 as of the last day of the immediately preceding four fiscal quarters for which financial statements have been filed with the SEC, taken as a single period or, if not so filed, then for which such financial statements were required to have been delivered under the Agreement.
     Restrictive Agreement — an agreement (other than any of the Loan Documents) that, if and for so long as a Borrower is a party thereto, would prohibit, condition or restrict such Borrower’s right to (a) repay any of the Obligations or perform any of its other obligations under the Loan Documents, (b) grant Liens in favor of Agent pursuant to the Loan Documents upon any of such Borrower’s Collateral, or (c) amend, modify or extend any of the Loan Documents..
     Revolving Credit Loan — a Loan made by any Lender pursuant to Section 1.1 of the Agreement.
     Revolving Credit Maximum Amount — $100,000,000, as such amount may be increased or reduced from time to time pursuant to the terms of the Agreement.
     Revolving Loan Commitment — with respect to any Lender, the amount of such Lender’s Revolving Loan Commitment pursuant to subsection 1.1.1 of the Agreement, as set forth below such Lender’s name on the signature page hereof or any Assignment and Acceptance Agreement executed by such Lender.
     Revolving Loan Percentage — with respect to each Lender, the percentage equal to the quotient of such Lender’s Revolving Loan Commitment divided by the aggregate of all Revolving Loan Commitments.
     SEC — the United States Securities and Exchange Commission.
     Secured Parties — Lenders, Letter of Credit Issuer, Agent, and any other holder of any Obligation.

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     Security — all shares of stock, partnership interests, membership interests, membership units or other ownership interests in any Person and all warrants, options or other rights to acquire the same.
     Solvent — as to any Person, that such Person (i) owns Property whose fair saleable value is greater than the amount required to pay all of such Person’s Indebtedness (including contingent debts), (ii) is able to pay all of its Indebtedness as such Indebtedness matures and (iii) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage.
     Stated Termination Date — September 19, 2010.
     Subsidiary — any Person of which another Person owns, directly or indirectly through one or more intermediaries, more than 50% of the Voting Stock at the time of determination.
     Supporting Letter of Credit — as defined in subsection 1.2.9 of the Agreement.
     Swingline Loans — as defined in subsection 1.1.3 of the Agreement.
     Tax Liabilities — as defined in subsection 2.9.1 of the Agreement.
     Term — as defined in Section 4.1 of the Agreement.
     Title Document Agent — UPS Supply Chain Solutions, Inc. or any other Person selected by Borrower Representative after written notice by Borrower Representative to Agent who is reasonably acceptable to Agent to receive and retain possession of negotiable documents (as defined in Section 7-104 of the UCC) issued for any Inventory or other property of Borrowers in accordance with a Title Document Agency Agreement, such receipt and retention of possession being for the purpose of more fully perfecting and preserving Agent’s security interests in such negotiable documents and the property represented thereby.
     Title Document Agency Agreement — an agreement among a Borrower, a Title Document Agent, and Agent, substantially in the form of Exhibit I to the Agreement.
     Type of Organization — with respect to any Person, the kind or type of entity by which such Person is organized, such as a corporation or limited liability company.
     UCC — the Uniform Commercial Code as in effect in the State of New York on the date of this Agreement, as it may be amended or otherwise modified.
     Unused Letter of Credit Subfacility — at any time, an amount equal to $25,000,000 minus the LC Exposure at such time.
     Unused Line Fee — as defined in Section 2.5 of the Agreement.

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     Voting Stock — Securities of any class or classes of a corporation, limited partnership or limited liability company or any other entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote with respect to the election of corporate directors (or Persons performing similar functions).
     Withdrawal Liability — with respect to a Multiemployer Plan, any “complete withdrawal” or “partial withdrawal”, as each of such terms are defined under Sections 4203 and 4205 of ERISA.
     Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole and not to any particular section, paragraph or subdivision. The term “including” means “including without limitation.” Any pronoun used shall be deemed to cover all genders. The section titles, table of contents and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of the Agreement. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. All references to any of the Loan Documents shall include any and all modifications thereto and any and all extensions or renewals thereof.

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LIST OF EXHIBITS AND SCHEDULES*

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Bailee Certificate
Exhibit C	Form of Blocked Account Agreement — Deposit Accounts
Exhibit D	Form of Borrowing Base Certificate
Exhibit E	Form of Compliance Certificate
Exhibit F	Indenture
Exhibit G	Form of No-Offset Letter
Exhibit H	Form of Note
Exhibit I	Form of Title Document Agency Agreement
Schedule 5.1	Pledged Deposit Accounts
Schedule 6.1.1	Business Locations
Schedule 7.1.4	Organizational Structure Chart
Schedule 7.1.5	Names; Organization
Schedule 7.1.7	Actions to Perfect
Schedule 7.1.16	Litigation
Schedule 8.2.2	Existing Indebtedness
Schedule 8.2.4	Existing Liens
Schedule 8.2.8	Existing Investments
*SCHEDULES AND EXHIBITS ARE OMITTED AND WILL BE FURNISHED TO
THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST

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[SCHEDULES AND EXHIBITS ARE OMITTED AND WILL BE FURNISHED TO
THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST]